                                                                   EXHIBIT 99.10


                    OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, D.C. 20219
                             ----------------------

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported):  OCTOBER 15, 1996


                             RIVERSIDE NATIONAL BANK
             (Exact Name of Registrant as Specified in its Charter)


        UNITED STATES                                  95-2312456
(State or Other Jurisdiction of              (I.R.S. Employer Identification
        Incorporation)                                    No.)


                               3484 CENTRAL AVENUE
                          RIVERSIDE, CALIFORNIA  92506
          (Address of Principal Executive Offices, Including Zip Code)


                                 (909) 276-8900
              (Registrant's Telephone Number, Including Area Code)




                             Exhibit Index at Page 4

ITEM 5.   OTHER EVENTS.

     On October 15, 1996, City National Corporation ("CNC") and City National Bank ("CNB"), on the one hand, and Riverside National Bank ("Riverside"), on the other, entered into that certain Agreement and Plan of Merger (the "Merger Agreement") whereby Riverside will merge with and into CNB (the "Merger"), subject to, among other customary conditions, regulatory approval and approval by Riverside's shareholders.

     Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each share of Riverside common stock, $1.25 par value (the "Riverside Common Stock"), will be exchanged for, at the election of the holder thereof, (i) a number of shares of CNC common stock, $1.00 par value (the "CNC Common Stock"), equal to the quotient (the "Exchange Ratio") of (A) $18.00 divided by (B) the average of the daily closing prices of a share of CNC Common Stock on the New York Stock Exchange for the twenty consecutive trading days ending on and including the third trading day immediately prior to the Effective Time (such average, the "Final CNC Stock Price"), (ii) cash in the amount of $18.00 per share, or (iii) a combination of CNC Common Stock and cash. In the event that the Final CNC Stock Price is more than $19.50 but equal to or less than $22.50, the Exchange Ratio shall be 0.923; and in the event that the Final CNC Stock Price is less than $16.00, the Exchange Ratio shall be 1.125; and provided further, that in the event that the Final CNC Stock Price is more than $22.50, the Exchange Ratio shall be $20.77 divided by the Final CNC Stock Price. The actual amount of cash and shares of CNC Common Stock to be received by any Riverside stockholder will be subject to adjustment as is necessary or appropriate in order to preserve the status of the Merger as a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code.

     In connection with the Merger Agreement, CNC and Riverside entered into that certain Stock Option Agreement dated as of October 15, 1996 (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, Riverside has granted to CNC an option (the "Option") to purchase up to 421,778 fully paid and nonassessable shares of Riverside Common Stock at $14.50 per share. The Option is exercisable by CNC upon the occurrence of certain events specified in the Option Agreement relating generally to the acquisition of Riverside by a third party. The Option Agreement also provides that in no event shall CNC realize a total profit in excess of $2.0 million from the exercise of the Option.

     The foregoing description of the Merger Agreement and the Option Agreement is qualified in its entirety by reference to the Merger Agreement and the Option Agreement, conformed copies of which are attached hereto as Exhibits 2.1 and 2.2, respectively, and incorporated herein by reference.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c)  Exhibits

          See Exhibit Index on page 4 hereof.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        RIVERSIDE NATIONAL BANK


Date:  November 1, 1996                 By: /s/ Michael J. Shonborn
                                           --------------------------------
                                           Michael J. Shonborn
                                           Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit No.    Exhibit                                                  Page No.
-----------    -------                                                  --------

2.1            Agreement and Plan of Merger between City National            5
               Corporation and City National Bank, on the one hand, and Riverside National Bank, on the other, dated as of October 15, 1996

2.2            Stock Option Agreement between City National Corporation    132
               and Riverside National Bank dated at of October 15, 1996

99.1           Press Release dated as of October 15, 1996                  155

                                   EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                           CITY NATIONAL CORPORATION
                               CITY NATIONAL BANK
                                      AND
                            RIVERSIDE NATIONAL BANK

                                OCTOBER 15, 1996

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      ----
ARTICLE I THE MERGER AND RELATED TRANSACTIONS.......................................................................     1
  1.1     Structure of the Merger...................................................................................     1
  1.2     Closing...................................................................................................     2
  1.3     Effective Time............................................................................................     2
  1.4     Effects of the Merger.....................................................................................     2

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS................................
                                                                                                                         2
  2.1     Effect on Capital Stock...................................................................................     2
          (a)   Common Stock of CNC.................................................................................     2
          (b)   Common Stock of RNB.................................................................................     2
          (c)   Dissenting Common Stock.............................................................................     2
          (d)   Cancellation of Certain Shares......................................................................     2
  2.2     Conversion of RNB Common Stock............................................................................     2
  2.3     Election and Proration Procedures.........................................................................     3
          (a)   Election Forms and Types of Elections...............................................................     3
          (b)   Proper and Timely Election..........................................................................     4
          (c)   Definitions.........................................................................................     4
          (d)   Allocation of Aggregate Merger Consideration Among RNB Shareholders.................................     5
          (e)   Calculations........................................................................................     7
          (f)   No Fractional Shares................................................................................     7
  2.4     Stock Options.............................................................................................     7
  2.5     Adjustments for Dilution and Other Matters................................................................     8
  2.6     Conversion of Dissenting Common Stock.....................................................................     8

ARTICLE III EXCHANGE OF SHARES......................................................................................     9
  3.1     Exchange Procedures.......................................................................................     9
          (a)   Exchange Agent......................................................................................     9
          (b)   Exchange of Certificates and Cash...................................................................     9
          (c)   Affiliates..........................................................................................     9
  3.2     Voting and Dividends......................................................................................     9
  3.3     No Liability..............................................................................................    10
  3.4     Withholding Rights........................................................................................    10

ARTICLE IV CONDUCT PENDING THE MERGER...............................................................................    10
  4.1     Conduct of RNB's Business Prior to the Effective Time.....................................................    10
  4.2     Forbearance by RNB and its Subsidiaries...................................................................    11
  4.3     Timeliness of CNC's Consent...............................................................................    13
  4.4     Conduct by CNC and CNB Prior to the Effective Time........................................................    13

ARTICLE V REPRESENTATIONS AND WARRANTIES............................................................................    14
  5.1     Representations and Warranties of RNB.....................................................................    14
          (a)   RNB Capital Stock...................................................................................    14
          (b)   Authority...........................................................................................    14
          (c)   Subsidiaries........................................................................................    14
          (d)   Approvals...........................................................................................    14
          (e)   No Violations.......................................................................................    15
          (f)   Community Reinvestment Act..........................................................................    15
          (g)   Reports.............................................................................................    15
          (h)   Financial Statements................................................................................    15

                                                                                                                      PAGE
                                                                                                                      ----
          (i)   Absence of Certain Changes or Events................................................................    16
          (j)   Taxes...............................................................................................    16
          (k)   Absence of Claims; Litigation.......................................................................    16
          (l)   Regulatory Actions..................................................................................    16
          (m)   Certain Agreements..................................................................................    17
          (n)   Labor Matters.......................................................................................    17
          (o)   Employee Benefit Plans..............................................................................    17
          (p)   Insider Loans; Other Transactions...................................................................    18
          (q)   Title to Assets.....................................................................................    18
          (r)   Knowledge as to Conditions..........................................................................    18
          (s)   Compliance with Laws................................................................................    18
          (t)   Fees................................................................................................    19
          (u)   Environmental.......................................................................................    19
          (v)   Allowance for Possible Loan Losses..................................................................    20
          (w)   Performance of Obligations..........................................................................    20
          (x)   Insurance...........................................................................................    21
          (y)   Listing of Loans....................................................................................    21
          (z)   Derivative Transactions.............................................................................    21
          (aa)  Trust Administration................................................................................    21
          (bb)  Contingent Liabilities..............................................................................    21
          (cc)  Statements True and Correct.........................................................................    21
          (dd)  Additional Tax Representation.......................................................................    22
  5.2     Representations and Warranties of CNC and CNB.............................................................    22
          (a)   CNC Capital Stock...................................................................................    22
          (b)   CNB Capital Stock...................................................................................    23
          (c)   Authority...........................................................................................    23
          (d)   Approvals...........................................................................................    23
          (e)   No Violations.......................................................................................    23
          (f)   Financial Statements................................................................................    24
          (g)   Absence of Certain Changes or Events................................................................    24
          (h)   Absence of Claims; Litigation.......................................................................    24
          (i)   Regulatory Actions..................................................................................    24
          (j)   Knowledge as to Conditions..........................................................................    24
          (k)   Compliance with Laws................................................................................    24
          (l)   Fees................................................................................................    25
          (m)   Community Reinvestment Act..........................................................................    25
          (n)   Statements True and Correct.........................................................................    25
          (o)   Tax Representation..................................................................................    25
          (p)   CNC Common Stock....................................................................................    26

ARTICLE VI COVENANTS................................................................................................    26
  6.1     Regulatory Matters........................................................................................    26
  6.2     Stockholders' Approvals...................................................................................    27
  6.3     Legal Conditions to Merger................................................................................    27
  6.4     Information...............................................................................................    27
          (a)   CNC's Right to Access and Information...............................................................    27
          (b)   RNB's Right to Access and Information...............................................................    28
          (c)   Customer Calls......................................................................................    28
          (d)   Confidentiality.....................................................................................    28
  6.5     Employee Benefits.........................................................................................    28

                                                                                                                      PAGE
                                                                                                                      ----
  6.6     Certain Filings, Consents and Arrangements................................................................    29
  6.7     Timeliness and Compliance of RNB Reports and Filings......................................................    29
  6.8     Timeliness and Compliance of CNC and CNB Reports and Filings..............................................    29
  6.9     Additional Agreements; Parties............................................................................    29
  6.10    Publicity.................................................................................................    29
  6.11    Notification of Certain Matters...........................................................................    30
  6.12    Pre-Closing Adjustments...................................................................................    30
  6.13    Director Resignations.....................................................................................    30
  6.14    Human Resources Issues....................................................................................    30
  6.15    Assistance with Third-Party Agreements....................................................................    30
  6.16    Notices and Communications................................................................................    31
  6.17    Insurance Policies Assignment.............................................................................    32
  6.18    Additional Agreements; Officers and Directors.............................................................    32
  6.19    Affiliates and Five Percent Shareholders..................................................................    32
  6.20    Cooperation...............................................................................................    32
  6.21    Indemnification of Directors and Officers.................................................................    32
  6.22    Shareholders' Agreement...................................................................................    32
  6.23    Coordination of Dividends.................................................................................    33
  6.24    Sale of Certain Securities................................................................................    33
  6.25    Vacation Time and Accrual.................................................................................    33

ARTICLE VII CONDITIONS TO CONSUMMATION..............................................................................    33
  7.1     Conditions to Each Party's Obligations....................................................................    33
  7.2     Conditions to Obligations of CNC and CNB..................................................................    34
  7.3     Conditions To Obligations of RNB..........................................................................    35

ARTICLE VIII TERMINATION............................................................................................    36
  8.1     Termination...............................................................................................    36
  8.2     Effect of Termination.....................................................................................    37

ARTICLE IX OTHER MATTERS............................................................................................    37
  9.1     Certain Definitions; Interpretations......................................................................    37
  9.2     Non-Survival of Representations, Warranties and Covenants.................................................    38
  9.3     Waiver and Modification...................................................................................    38
  9.4     Counterparts..............................................................................................    39
  9.5     Governing Law, Jurisdiction and Venue.....................................................................    39
  9.6     Notices...................................................................................................    39
  9.7     Entire Agreement..........................................................................................    40
  9.8     Binding Effect; Assignment................................................................................    40
  9.9     Severability..............................................................................................    40
  9.10    No Third Party Beneficiaries..............................................................................    40
  9.11    Specific Performance......................................................................................    40
  9.12    Expenses..................................................................................................    40

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of the 15th day of October, 1996 (the "AGREEMENT"), by and between City National Corporation, a Delaware corporation ("CNC"), City National Bank, a national banking association formed pursuant to the laws of the United States ("CNB"), and Riverside National Bank, a national banking association formed pursuant to the laws of the United States ("RNB"), is entered into with reference to the following:

        A. CNC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "BOARD OF GOVERNORS"); and CNB and RNB are national banking associations subject to primary regulation by the Office of the Comptroller of the Currency ("OCC");

        B. The Boards of Directors of CNC, CNB and RNB have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for in this Agreement;

        C. The parties hereto desire to effect a business combination through a merger (the "MERGER"), which will be structured so that RNB will be merged into CNB and that CNB will be the surviving association in the Merger;

        D. As a condition and inducement to CNC and CNB's willingness to enter into this Agreement, RNB and CNC are entering into, immediately after the execution and delivery hereof, a Stock Option Agreement (the "STOCK OPTION AGREEMENT") dated as of the date hereof and substantially in the form of Exhibit A hereto, pursuant to which RNB shall grant to CNC an option to purchase shares of the common stock, $1.25 par value per share, of RNB (the "RNB COMMON STOCK");

        E. The Merger requires certain shareholder and regulatory approvals and may be effected only after the necessary approvals have been obtained;

        F. For federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE");

        G. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

        H. Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that CNC and CNB by reason of this Agreement shall not, until consummation of the Merger, control, and shall not be deemed to control, RNB or any of its Subsidiaries (as defined in Section 9.1), directly or indirectly, and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of RNB or any of its Subsidiaries.

    NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                      THE MERGER AND RELATED TRANSACTIONS

    SECTION 1.1 STRUCTURE OF THE MERGER. At the effective time of the Merger, RNB will merge with and into CNB, with CNB being the surviving corporation (hereinafter sometimes called the "SURVIVING BANK"), pursuant to the provisions of, and with the effect provided in, all applicable banking laws of the United States and shall continue its corporate existence under the laws of the United States. The name of the Surviving Bank shall be "CITY NATIONAL BANK."

    SECTION 1.2 CLOSING. The closing of the Merger (the "CLOSING") will take place as of 6:00 P.M. Pacific time, on the first Friday (unless such date is a holiday, in which case it will be the preceding Business Day (as defined in Section 9.1)) that is both (a) after satisfaction or waiver of each of the conditions set forth in Article VII; and (b) no less than four Business Days after the occurrence of the Election Deadline (as defined in Section 2.3).

    SECTION 1.3 EFFECTIVE TIME. The Merger shall become effective as set forth in the certificate of merger (the "CERTIFICATE OF MERGER") which shall be filed with the OCC on the date of Closing. The term "EFFECTIVE TIME" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

    SECTION 1.4  EFFECTS OF THE MERGER.

    (a) At the Effective Time, (i) RNB shall be merged with and into CNB and the separate corporate existence of RNB shall cease, (ii) the Articles of Association of CNB as in effect immediately prior to the Effective Time shall be the Articles of Association of Surviving Bank, and (iii) the Bylaws of CNB as in effect immediately prior to the Effective Time shall be the Bylaws of Surviving Bank.

    (b) At and after the Effective Time, the Merger will have the effects set forth in the applicable federal banking laws.

                                   ARTICLE II
                      EFFECT OF THE MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS

    SECTION 2.1 EFFECT ON CAPITAL STOCK. Subject to the other provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of stock of RNB, CNC and CNB:

        (a) COMMON STOCK OF CNC. Each share of the common stock, $1.00 par value per share, of CNC (the "CNC COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of CNC Common Stock, and shall not be affected by the Merger;

        (b) COMMON STOCK OF RNB. Each share of RNB Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive CNC Common Stock and/or cash as provided in Section 2.2(a);

        (c) DISSENTING COMMON STOCK. Each share of RNB Common Stock that is a dissenting share pursuant to the provisions of Section 215a of the National Bank Act ("DISSENTING COMMON STOCK") shall not be converted into, or represent a right to receive, CNC Common Stock or cash hereunder unless and until such shares have lost their status as Dissenting Common Stock, at which time such shares shall be converted into cash and/or CNC Common Stock pursuant to Section 2.6 hereof. The purchase of Dissenting Common Stock, if any, shall be made pursuant to the provisions of Section 215a of the National Bank Act.

        (d) CANCELLATION OF CERTAIN SHARES. Any shares of RNB Common Stock held by CNC (or any of its wholly owned Subsidiaries) or RNB (or any of its wholly owned Subsidiaries), other than those held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

    SECTION 2.2  CONVERSION OF RNB COMMON STOCK.

    (a) Subject to the other provisions of this Article II, each share of RNB Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Common Stock and Common

Stock described in Section 2.1(d)) shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in
Section 2.3, either:

        (i) a share and/or fraction of a share of CNC Common Stock per share of RNB Common Stock equal to the quotient (such quotient, the "EXCHANGE RATIO") of (A) $18.00, divided by (B) the average of the daily closing prices of a share of CNC Common Stock on the New York Stock Exchange as reported in the WALL STREET JOURNAL for the twenty consecutive trading days ending on and including the third trading day immediately prior to the Effective Time (such average, the "FINAL CNC STOCK PRICE" and such period, the "DETERMINATION PERIOD"); provided, that in the event that the Final CNC Stock Price shall be more than $19.50 but equal to or less than $22.50 (the "INTERIM CEILING PRICE"), the Exchange Ratio shall be 0.923, and in the event that the Final CNC Stock Price shall be less than $16.00 ("FLOOR PRICE"), the Exchange Ratio shall be 1.125; and provided further, that in the event that the Final CNC Stock Price shall be more than $22.50, the Exchange Ratio shall be $20.77 divided by the Final CNC Stock Price; or

        (ii) cash in the amount of $18.00 per share of RNB Common Stock (such amount, the "PER SHARE CASH CONSIDERATION"); or

        (iii) a combination of CNC Common Stock and cash in the per share amounts set forth in Subsections 2.2(a)(i) and (a)(ii) above;

    (b) At the Effective Time, the stock transfer books of RNB shall be closed as to holders of RNB Common Stock immediately prior to the Effective Time and no transfer of RNB Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Article III of this Agreement to the Exchange Agent (as defined in Section 2.3), such certificates shall be canceled and exchanged for certificates representing the number of whole shares of CNC Common Stock, if any, and/or a check representing the amount of cash, if any, into which the RNB Common Stock represented thereby was converted in the Merger, plus payment for any fractional share of CNC Common Stock that the holder of such certificates would have otherwise been entitled to receive as a result of such conversion.

    SECTION 2.3  ELECTION AND PRORATION PROCEDURES.

    (a) ELECTION FORMS AND TYPES OF ELECTIONS. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of RNB Common Stock shall pass, only upon proper delivery of such certificates to an exchange agent selected by CNC and reasonably acceptable to RNB (the "EXCHANGE AGENT")) in such form as CNC and RNB shall mutually agree ("ELECTION FORM") shall be mailed no less than 35 days prior to the anticipated Effective Time or on such other date as RNB and CNC shall mutually agree ("MAILING DATE") to each holder of record of RNB Common Stock as of five Business Days prior to the Mailing Date ("ELECTION FORM RECORD DATE"). CNC shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or Beneficial Owners, as defined in Section 9.1) of RNB Common Stock after the Election Form Record Date and prior to the Election Deadline (as defined below), and RNB shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions) to elect (an "ELECTION") to receive either (i) CNC Common Stock (a "STOCK ELECTION") with respect to all of such holder's RNB Common Stock, (ii) cash (a "CASH ELECTION") with respect to all of such holder's RNB Common Stock, or (iii) a specified number of shares of RNB Common Stock to receive CNC Common Stock (a "COMBINATION STOCK ELECTION") and a specified number of shares of RNB Common Stock to receive cash (a "COMBINATION CASH ELECTION"). Any RNB Common Stock (other than Dissenting Common Stock) with respect to which the holder (or the Beneficial Owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be "UNDESIGNATED SHARES" hereunder.

    (b) PROPER AND TIMELY ELECTION. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. Pacific Time on or before the 30th day following the Mailing Date, or such other time and date as CNC and RNB may mutually agree (the "ELECTION DEADLINE"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of RNB Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of RNB Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of RNB Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and CNC shall cause the certificates representing such shares of RNB Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of CNC and RNB required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither CNC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

    (c) DEFINITIONS. For purposes of this Section 2.3, the following definitions shall apply:

        (i) "TOTAL CONSIDERATION" shall mean the sum of (A) the product of (1) the Final CNC Stock Price and (2) the number of shares of CNC Common Stock actually issued to holders of RNB Common Stock in the Merger, (B) the amount of cash actually issued to holders of RNB Common Stock in the Merger pursuant to Cash Elections and Combination Cash Elections, (C) the amount of cash actually issued to holders of RNB Common Stock in the Merger in lieu of fractional shares of CNC Common Stock, and (D) an amount equal to the number of shares of Dissenting Common Stock as to which the holder's demand to exercise dissenter's rights shall not have been withdrawn as of the Effective Time multiplied by the greater of (1) the product of the Exchange Ratio and the Final CNC Stock Price and (2) the Per Share Cash Consideration.

        (ii) "MINIMUM STOCK AMOUNT" shall mean the lowest whole number of Eligible CNC Shares which, if multiplied by the Final CNC Stock Price, results in a dollar amount at least equal to 48 percent of the Total Consideration.

        (iii) "MAXIMUM STOCK AMOUNT" shall mean the excess of (A) the number of shares of CNC Common Stock that would be issuable under the terms hereof for 60 percent of the Total Consideration, based on the Exchange Ratio, over
    (B) the number of Substitute Options granted.

        (iv) "ELIGIBLE CNC SHARES" shall mean all shares of CNC Common Stock to be issued in the Merger other than shares of CNC Common Stock issued (A) to any holder of five percent or more of the total outstanding shares of RNB Common Stock who does not provide to the Exchange Agent a representation in the form set forth in Exhibit B hereof, or as to which the management of RNB is unable as of the Effective Time to make the representation set forth in
    Section 5.1(dd)(ii), (B) to any holder of less than five percent of the total outstanding shares of RNB Common Stock as to which the management of RNB is unable as of the Effective Time to make the representation set forth in Section 5.1(dd)(ii) hereto, or (C) with respect to any shares of RNB Common Stock which were obtained by the holder thereof upon the exercise of Employee Options or Director Options if such exercise shall have occurred subsequent to August 2, 1996 for directors and October 15, 1996 for other employees.

    (d)  ALLOCATION OF AGGREGATE MERGER CONSIDERATION AMONG RNB
SHAREHOLDERS. As promptly as practicable but not later than two business days after the Effective Time, CNC and CNB shall cause the Exchange Agent to effect the allocation among the holders of RNB Common Stock of rights to receive CNC Common Stock or cash in the Merger as follows:

        (i) If the product of (A) the aggregate number of shares of RNB Common Stock for which Stock Elections and Combination Stock Elections shall have effectively been made, and (B) the Exchange Ratio, exceeds the Maximum Stock Amount, then, to the extent necessary so that the number of shares of CNC Common Stock to be issued in the Merger shall be not greater than the Maximum Stock Amount and the number of Eligible CNC Shares to be issued in the Merger shall be at least equal to the Minimum Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

           (1) shares of RNB Common Stock for which Cash Elections or Combination Cash Elections have been made and all Undesignated Shares shall be converted into the right to receive cash in an amount equal to the Per Share Cash Consideration;

           (2) the Exchange Agent shall select by random selection (as described in subsection (v) of this Section 2.3(d)), first from among the holders of RNB Common Stock for which Stock Elections or Combination Stock Elections have been made which, if converted into shares of CNC Common Stock, would not constitute Eligible CNC Shares, and second (if necessary) from among the holders of the remaining shares of RNB Common Stock for which Stock Elections and Combination Stock Elections have been made shares that shall be designated as "Cash Designated Shares," and all such Cash Designated Shares shall be converted into the right to receive cash in an amount equal to the Per Share Cash Consideration; provided that no particular holder of RNB Common Stock for which Stock Elections or Combination Stock Elections have been made shall be deemed to hold Cash Designated Shares if such designation would prevent the satisfaction of any of the conditions set forth in Article VII hereof; and

           (3) Any shares of RNB Common Stock for which Stock Elections or Combination Stock Elections have been made which are not Cash Designated Shares after completion of the foregoing selection process shall be converted into the right to receive a number of shares of CNC Common Stock determined by multiplying the number of such shares of RNB Common Stock by the Exchange Ratio.

        (ii) If the conversion of the shares of RNB Common Stock for which Stock Elections and Combination Stock Elections shall have effectively been made (based upon the Exchange Ratio), would not result in a number of Eligible CNC Shares being issued that is at least equal to the Minimum Stock Amount (which shall be determined for this purpose on the assumption that all shares of RNB Common Stock other than those for which Stock Elections or Combination Stock Elections have been made would be entitled to receive the Per Share Cash Consideration), then, to the extent necessary so that the number of Eligible CNC Shares to be issued in the Merger shall be at least equal to the Minimum Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

           (1) all shares of RNB Common Stock for which Stock Elections and Combination Stock Elections have been made shall be converted into the right to receive shares of CNC Common Stock; provided, however, that to the extent that the issuance of shares of CNC Common Stock that would not qualify as Eligible CNC Shares to holders of RNB Common Stock pursuant to such elections would cause the total number of shares of CNC Common Stock issued in the Merger to exceed the Maximum Stock Amount, such holders shall instead be deemed to have made Cash Elections and shall be entitled to receive the Per Share Cash Consideration for such shares of RNB Common Stock;

           (2) the Exchange Agent shall select, by random selection (as described in subsection (v) of this Section 2.3(d)), first from among the holders of Undesignated Shares and then (if necessary) from among holders of Cash Election Shares and Combination Cash Election Shares a sufficient number of such shares ("STOCK DESIGNATED SHARES") until the number of Eligible CNC Shares that will be issued in the Merger upon the conversion of such Stock Designated Shares equals the Minimum Stock Amount, and all Stock Designated Shares shall be converted into the right to receive CNC Common Stock based on the Exchange Ratio; provided, that no particular holder of Undesignated Shares, Cash Election Shares or Combination Cash Election Shares who holds Stock Designated Shares shall be deemed to hold Stock Designated Shares if such designation would prevent the satisfaction of any of the conditions set forth in Article VII hereof; and

           (3) After completion of the foregoing selection process, the Undesignated Shares and Cash Election Shares not treated as Stock Designated Shares shall be converted into the right to receive the Per Share Cash Consideration.

       (iii) If the product of (A) the aggregate number of shares of RNB Common Stock for which Stock Elections and Combination Stock Elections shall have effectively been made, and (B) the Exchange Ratio, does not exceed the Maximum Stock Amount, and the conversion of such shares of RNB Common Stock would result in a number of Eligible CNC Shares being issued that is at least equal to the Minimum Stock Amount (which shall be determined for this purpose on the assumption that all shares of RNB Common Stock other than those for which Stock Elections or Combination Stock Elections have been made would be entitled to receive the Per Share Cash Consideration),

           (1) the shares of RNB Common Stock for which Stock Elections and Combination Stock Elections have been made shall be converted into the right to receive CNC Common Stock;

           (2) the shares of RNB Common Stock for which Cash Elections and Combination Cash Elections have been made shall be converted into the right to receive the Per Share Cash Consideration; and

           (3) the Undesignated Shares shall be converted into the right to receive CNC Common Stock or cash (based on the Exchange Ratio or the Per Share Cash Consideration, as the case may be), in the discretion of CNC, subject to the requirement of subsection (iv) of this Section 2.3(d).

        (iv) Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this
    Section 2.3(d), the aggregate value of the Eligible CNC Shares that would be issued pursuant to the Merger (valued at the Final CNC Stock Price) is less than 48 percent of the Total Consideration, RNB and CNC shall be authorized to reallocate shares of CNC Common Stock and cash among the holders of the RNB Common Stock, or to vary the number of shares of CNC Common Stock to be issued in the Merger, in a manner such that the number of Eligible CNC Shares to be issued in the Merger shall be not less than the Minimum Stock Amount.

        (v) The random selection process referred to in subsections (i) and (ii) of this Section 2.3(d) shall consist of such selection processes as CNC and RNB shall determine, after consultation with the Exchange Agent, to be fair to the holders of RNB Common Stock (by giving each such holder an equal likelihood of being selected) and practicable to implement, and may include a process under which share lots comprising a fixed number of shares that may be less than all of an individual holder's shares may be selected, provided that such process is applied on a uniform basis.

        (vi) Notwithstanding any other provision of this Agreement (other than Section 2.3(d)(iv) hereof), if any share of Dissenting Common Stock loses its status as Dissenting Common Stock pursuant to Section 215a of the National Bank Act, then, as of the later of the Effective Time or the occurrence of such loss of status, such share of Dissenting Common Stock shall automatically be converted into and represent the right to receive the consideration for such shares provided in this Agreement, without interest thereon. The consideration payable for any such shares of Dissenting Common Stock shall be payable in cash, in shares of CNC Common Stock, or in such combination of cash and CNC Common Stock as shall be determined by CNC as being necessary or appropriate to preserve the status of the Merger as a "reorganization" within the meaning of section 368(a) of the Code.

    (e) CALCULATIONS. The calculations required by Subsection 2.2(a)(i) shall be prepared by CNC prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of CNC and furnished to RNB for its review and approval at least two Business Days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of CNC Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent. The number of shares of CNC Common Stock to be issued as consideration in the Merger shall be deemed to be in compliance with the Maximum Stock Amount limitations set forth in this Section 2.3 if such number is an amount issuable (based on the Exchange Ratio) in exchange for not more than 10,000 shares of RNB Common Stock of the Maximum Stock Amount.

    (f) NO FRACTIONAL SHARES. Notwithstanding any other provisions of this Agreement, each holder of shares of RNB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CNC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CNC Common Stock multiplied by the Final CNC Stock Price. No holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share of CNC Common Stock.

    SECTION 2.4 STOCK OPTIONS. At least 30 days prior to the anticipated Effective Time, CNC shall notify each employee of RNB whether such employee is or is not being offered employment with CNB following the Effective Time. Options granted to employees and directors of RNB (each such option a "RNB OPTION") pursuant to the 1987 Stock Option Plan, the 1991 Stock Option Plan and the 1994 Stock Option Plan (collectively the "OPTION PLANS") shall be treated as follows:

        (a) For RNB Options held by each RNB employee not offered a position with CNB following the Merger, and for each RNB option that vests prior to the Effective Time solely as a result of the Change In Control (as defined in the option plan or agreement relevant to such RNB Option), RNB shall take appropriate action such that each RNB Option held by such persons that is outstanding and unexercised at the Effective Time (whether or not such RNB Option has then vested) shall be cancelled by RNB in consideration of the payment by RNB to each holder of such RNB Options of an aggregate amount in cash equal to the positive difference, if any, between (i) the Per Share Cash Consideration amount multiplied by the number of shares of RNB Common Stock as to which such holder has RNB Options, and (ii) the aggregate exercise price of such RNB Options. At the Effective Time, each RNB Option shall terminate and be of no further force or effect, and any rights thereunder to purchase shares of RNB Common Stock or CNC Common Stock shall also terminate and be of no further force or effect; and

        (b) Subject to the limitations contained herein, each RNB employee offered employment with CNB following the Merger and each non-employee RNB director at the Effective Time who holds RNB Options will be entitled to elect, on a form to be distributed to each such employee no later than 20 days prior to the anticipated Effective Time, which form must be returned to CNC no later than 10 days prior to the anticipated Effective Time, to: (i) receive cash under the same terms as described in Subsection (a) above; or
    (ii) in exchange for terminating such RNB Option, receive a fully vested option (a "SUBSTITUTE OPTION") to purchase CNC Common Stock. The aggregate number of shares of CNC Common Stock represented by Substitute Options shall not exceed 216,000, of which 166,000 shares shall be initially reserved for RNB employees offered employment by CNB following the

    Merger, and 50,000 shares shall be initially reserved for non-employee directors of RNB, and shall not cause CNC to exceed the Maximum Stock Amount. If the persons in either group do not elect to receive the maximum number of Substitute Options initially allocated to such group, persons in the other group shall be permitted (on a pro rata basis) to elect to receive the unused Substitute Options in exchange for any unexchanged RNB Options held by them. To the extent that persons in either group elect to receive more than the maximum number of Substitute Options allocated to such group, or otherwise available to such group as provided herein, the persons in that group shall be deemed to have elected, with respect to the excess over the maximum allocation, to receive (on a pro rata basis) cash pursuant to
    Section 2.4(a) above, in order to ensure that the group as a whole does not receive more than its allocated and available share of Substitute Options.

        (c) The number of shares of CNC Common Stock subject to each Substitute Option shall be equal to the number of shares of RNB Common Stock subject to the related RNB Option immediately prior to the Effective Time, multiplied by the Exchange Ratio; and the per share exercise price under each such Substitute Option shall be determined by dividing the per share exercise price under the related RNB Option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the number of shares or other securities, property or cash for which each such Substitute Option is exercisable and/or the exercise price of each such Substitute Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. Substitute Options shall have a term of one year in the case of such options issued to non-employee directors of RNB and a term of three years in the case of such options issued to RNB employees, and shall otherwise contain terms and conditions substantially identical to options issued to CNC or CNB employees pursuant to CNC's option plan.

    SECTION 2.5 ADJUSTMENTS FOR DILUTION AND OTHER MATTERS. If, prior to the Effective Time, (a) RNB shall declare a stock dividend or distribution on the RNB Common Stock, or subdivide, split up, reclassify or combine the RNB Common Stock, or declare a dividend, or make a distribution, on the RNB Common Stock, in any security convertible into RNB Common Stock (provided that no such action may be taken by RNB without CNC's prior written consent as provided in Section
4.2 (b)), or (b) the outstanding shares of CNC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in CNC's capitalization, then an appropriate adjustment or adjustments, as mutually agreed by CNC and RNB, shall be made to the Exchange Ratio, the Final CNC Stock Price, the Interim Ceiling Price and the Floor Price.

    SECTION 2.6  CONVERSION OF DISSENTING COMMON STOCK.

    (a) RNB shall give CNC prompt notice upon receipt by RNB of any written demands for appraisal rights, withdrawal of such demands, and any other documents received or instruments served relating to Dissenting Common Stock and shall give CNC the opportunity to direct all negotiations and proceedings with respect to such demands. RNB shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of CNC, settle or offer to settle such demands. Each holder of RNB Common Stock who becomes entitled, pursuant to Section 215a of the National Bank Act, to payment for his or her shares of Dissenting Common Stock shall receive payment therefor from CNC or CNB out of its historic assets and such shares of RNB Common Stock shall be canceled.

    (b) If prior to the Election Deadline any shareholder of RNB shall fail to perfect, or shall effectively withdraw or lose, his or her rights under Section 215a of the National Bank Act, the Dissenting Common Stock of such holder shall be treated for purposes of this Article II as any other shares of outstanding RNB Common Stock. If, after the Election Deadline, any holder of RNB Common Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Dissenting

Common Stock under Section 215a of the National Bank Act, each share of Dissenting Common Stock of such holder shall be converted into the right to receive the Per Share Cash Consideration or such number of shares of CNC Common Stock calculated pursuant to Subsection 2.2(a)(i) as shall be determined by CNC to be necessary or appropriate to preserve the status of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

                                  ARTICLE III
                               EXCHANGE OF SHARES

    SECTION 3.1  EXCHANGE PROCEDURES.

    (a) EXCHANGE AGENT. No later than the Effective Time, CNC shall deposit with the Exchange Agent the number of shares of CNC Common Stock issuable in the Merger and the amount of cash payable in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to CNC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

    (b) EXCHANGE OF CERTIFICATES AND CASH. After completion of the allocation procedure set forth in Section 2.3, each holder of a certificate formerly representing RNB Common Stock (other than Dissenting Common Stock) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing CNC Common Stock and/or cash into which the shares of RNB Common Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of CNC Common Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such RNB Common Stock certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.1, each certificate representing RNB Common Stock shall be deemed from and after the Effective Time to evidence only the right to receive cash and/or CNC Common Stock, as the case may be, upon such surrender. CNC shall not be obligated to deliver the consideration to which any former holder of RNB Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing shares of RNB Common Stock for exchange as provided in this Article III. If any certificate for shares of CNC Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

    (c) AFFILIATES. Certificates surrendered for exchange by any person constituting an "affiliate" of RNB for purposes of Rule 144(a) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), shall not be exchanged for certificates representing whole shares of CNC Common Stock until CNC has received a written agreement from such person as provided in Section 6.19.

    SECTION 3.2 VOTING AND DIVIDENDS. Former shareholders of record of RNB shall be entitled to vote after the Effective Time at any meeting of CNC stockholders the number of whole shares of CNC Common Stock into which their respective shares of RNB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing RNB Common Stock for certificates representing CNC Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 3.1 of this Agreement, each certificate theretofore representing shares of RNB Common Stock (other than shares to be canceled pursuant to

Section 2.1(d) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive shares of CNC Common Stock, cash in lieu of fractional shares and/or cash, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to CNC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of RNB Common Stock with respect to the shares of CNC Common Stock represented thereby, until the holder of such certificate of RNB Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of RNB Common Stock for which shares of CNC Common Stock are to be issued, there shall be paid to the holder of the certificates, without interest,
(a) the amount of any cash payable with respect to a fractional share of CNC Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CNC Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CNC Common Stock.

    SECTION 3.3 NO LIABILITY. Neither CNC, RNB nor the Exchange Agent shall be liable to any holder of shares of RNB Common Stock for any shares of CNC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    SECTION 3.4 WITHHOLDING RIGHTS. CNC or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of RNB Common Stock such amounts as CNC or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by CNC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of RNB Common Stock in respect of which such deduction and withholding was made by CNC or the Exchange Agent.

                                   ARTICLE IV
                           CONDUCT PENDING THE MERGER

    SECTION 4.1 CONDUCT OF RNB'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, RNB shall (a) conduct its business in the usual, regular and ordinary course, consistent with past practices and consistent with prudent banking practices; (b) use its best efforts to maintain and preserve intact its business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees; (c) maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear; (d) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it; (e) perform in all material respects all of its obligations under material contracts, leases and documents relating to and affecting its assets, properties and businesses except such obligations as it may in good faith reasonably dispute; (f) charge off all loans receivable and other assets, or portions thereof, deemed uncollectible in accordance with GAAP (as defined in Section 5.1(i)), RAP (as defined in Section 9.1) or applicable law or regulation, classified as "loss" or as directed by its regulators; (g) maintain the ALLL (as defined in Section 9.1) in accordance with past practices, GAAP and RAP; (h) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, and rules, regulations and orders imposed by federal, state and local Governmental Authorities; and (i) take no action which would reasonably be expected adversely to affect or delay the ability of CNC, CNB or RNB to obtain any necessary approvals, consents or waivers of any Governmental Authority or other parties required for the Merger or to perform its covenants or agreements under this Agreement on a timely basis.

    SECTION 4.2 FORBEARANCE BY RNB AND ITS SUBSIDIARIES. Except as expressly provided in this Agreement or as set forth on the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, RNB shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of CNC:

        (a) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except (i) in connection with banking transactions with banking customers in the ordinary course of business, or
    (ii) for short-term borrowings (A) not in excess of the longer of thirty days or until June 30, 1997, (B) in amounts not greater than $12,500,000 in the aggregate for RNB and its Subsidiaries and (C) made at prevailing market rates and terms;

        (b) issue any capital stock; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on any capital stock (other than quarterly cash dividends on the RNB Common Stock not exceeding $0.15 per share, for the fourth quarter of 1996 and the first quarter of 1997 only, payable out of the dividendable earnings of RNB, and in accordance with Section 6.23); directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; grant any stock appreciation rights; grant any person any right to acquire any shares of its capital stock (whether pursuant to an option, warrant, right or otherwise); or issue any additional shares of capital stock; provided, however, that RNB may make a cash payment equal to the difference between the Per Share Cash Consideration and the exercise price of any option granted pursuant to the Option Plans, issue RNB Common Stock pursuant to exercise of an exercisable option granted pursuant to the Option Plans, and receive or redeem shares of RNB Common Stock pursuant to the exercise of such an option;

        (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a book value of $250,000 or more, or cancel, release or assign any indebtedness of any person or any claim held by any person, except pursuant to contracts or agreements in full force and effect at the date of this Agreement or the sale of OREO or similarly held properties other than at a cash price of at least 80% of book value of such property at September 30, 1996;

        (d) except as permitted under Subsection (l) of this Section 4.2, make any material investment either by purchase of stock or securities, contributions to capital, or purchase of any properties or assets of any other person, other than the purchase of collateral for existing RNB loans in foreclosure or trustee's sales consistent with past practice.

        (e) enter into, renew or terminate any material contract or agreement, or make any material change in any of its material leases or contracts, other than (i) entering into deposit agreements or loan agreements or (ii) in the ordinary course of business consistent with past practice with respect to contracts, agreements or leases terminable on not more than 90 days notice or involving payment or payments of not more than $50,000 per annum;

        (f) alter its method of establishing interest rates for deposits;

        (g) except as required by applicable law, increase in any manner the compensation (including, without limitation, bonuses) or fringe benefits of any of its directors, employees, former employees or retirees, or pay any pension or retirement allowance, not required by any existing plan or agreement to any such directors, employees, former employees or retirees, other than annual salary and bonus increases made in the ordinary course of business not exceeding 2% in the aggregate (based upon June 30, 1996 aggregate salary figures) or 6% for any employee; become a party to, amend or commit to any pension, retirement, retention, "golden parachute" or other severance (other than in accordance with Section 6.5(c)), deferred compensation, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, former employee or retiree;

    or voluntarily accelerate the vesting of any employee benefits, except for the acceleration of the vesting of options granted pursuant to the Option Plans;

        (h) settle any claim, action or proceeding involving any liability for material monetary damages (except to the extent fully reserved against on its books and records) or enter into any settlement agreement containing material obligations; provided, however, that in the event CNC withholds consent to any settlement, CNC shall indemnify and hold harmless RNB from any liability with respect to any such claim, action or proceeding that exceeds the amount provided for in such settlement relating thereto, which indemnity obligation shall survive any termination of this Agreement;

        (i) hire additional officers or employees (except that non-officer employees may be hired to fill vacancies in existing positions), or enter into new employment arrangements or relationships with new or existing employees which have the legal effect of any relationship other than at-will employment;

        (j) sell any securities;

        (k) other than pursuant to a customer request, terminate, materially modify or suggest to a title, escrow or mortgage company customer, or to any major customer, the termination or material modification of any deposit relationship without first consulting with a designated CNC representative as to whether such relationship should be retained;

        (l) purchase any securities other than United States Treasury securities or United States government agency securities, which in either case have maturities of three years or less;

        (m) engage in trading with respect to any securities;

        (n) amend its Articles of Association or Bylaws, or change in any material way its material policies and procedures or make any material changes to its tax or financial accounting policies (except as to changes to its tax or financial accounting policies as may be required by GAAP or RAP or applicable law);

        (o) introduce any new service or products, institute any new advertising campaign, open, or apply to open or close any branch or facility, or, in general, change in any material respects its products and services from those in effect at the date of this Agreement;

        (p) (i) renew, extend the maturity of, or materially alter any of the material terms of, any loan or forbearance agreement for a period of greater than six months, or (ii) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan or forbearance agreement, without regard to the term thereof, which, in the case of (i) or (ii), when aggregated with all other loans or extensions of credit to, or forbearance agreements with, such borrower and its related interests, result in total obligations that may be outstanding following such renewal, extension or reacquisition or for which a material term may be altered in excess of: (A) if any such loans are rated "substandard" or below, $125,000, or (B) if all such loans are rated "pass," $1,000,000 for unsecured obligations or $2,000,000 for secured obligations, except for an increase of 10% over the previously existing commitment for such borrower and related interests;

        (q) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on June 30, 1996, as modified, if necessary, to become or remain in accordance with GAAP or RAP or in conformity with the recommendations of RNB's regulators; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

        (r) reallocate or reduce any material accrual or reserve, including, without limitation, any contingency reserve, litigation reserve, tax reserve, or the ALLL, by reversal or booking a negative provision, or generally change the methodology by which such accounts have been handled in past periods, unless required to do so by GAAP or RAP;

        (s) file a 1996 or 1997 (short year) income tax return on Form 1120 with the Internal Revenue Service ("IRS") or any state taxing agency or authority provided, however, that if after making a good-faith effort to obtain CNC's consent to the filing of any return, RNB must file such return by the date on which it is due (taking into account any applicable automatic extension of time to file returns), then RNB may do so without obtaining CNC's prior consent;

        (t) take any action that would reasonably be expected to adversely affect RNB's ability to perform its covenants or agreements made herein on a timely basis;

        (u) consummate a foreclosure proceeding with respect to non-residential land or properties, unless (i) a Phase I environmental report has been obtained and (ii) CNC consents in writing, which consent shall not be unreasonably withheld;

        (v) sell any charged-off loan or settle any loan with a contractual balance of $125,000 or more for less than 50% of the amount of the total obligation;

        (w) authorize or permit any of its officers, directors, employees or agents directly or indirectly to solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a Takeover Proposal (as defined below), or to recommend or endorse any Takeover Proposal, or to participate in any discussions or negotiations, or to provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal, provided, however, that RNB may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a Takeover Proposal, recommend or endorse any Takeover Proposal with or by any third party, and participate in discussions and negotiations with any third party relating to any Takeover Proposal, if its Board of Directors, after having consulted with and considered the written advice of counsel, has reasonably determined in good faith that the failure to do so would cause the members of its Board of Directors to breach their fiduciary duties under applicable laws. RNB will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than CNC with respect to any of the foregoing. RNB shall immediately advise CNC following the receipt by it of any Takeover Proposal and the details thereof, and advise CNC of any developments with respect to such Takeover Proposal immediately upon the occurrence thereof. As used in this Agreement, "TAKEOVER PROPOSAL" shall mean, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving RNB or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, RNB or any of its Subsidiaries other than the transactions contemplated or permitted by this Agreement; and

        (x) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.2.

    SECTION 4.3 TIMELINESS OF CNC'S CONSENT. For purposes of Section 4.2, any consent required from CNC, unless earlier given or denied, shall be deemed to have been given five Business Days after the time RNB shall have requested such consent in writing, unless during such five-day period CNC shall have promptly requested further information in writing reasonably necessary to allow the decision to be made, in which case such consent, unless earlier given or denied, shall be deemed to have been given three Business Days after the time such reasonably requested information has been furnished.

    SECTION 4.4 CONDUCT BY CNC AND CNB PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, CNC and CNB shall (a) not take any action which would reasonably be expected adversely to affect or delay the ability of CNC, CNB or RNB to obtain any necessary approvals, consents or waivers of any

Governmental Authority required for the transactions contemplated by this Agreement or to perform its covenants or agreements on a timely basis under this Agreement, (b) amend its Certificate of Incorporation or Articles of Association, respectively, in any respect that materially and adversely affects the rights and privileges attendant to the CNC Common Stock, or (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.4.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    SECTION 5.1 REPRESENTATIONS AND WARRANTIES OF RNB. Prior to the date hereof, RNB has delivered to CNC a Disclosure Schedule (including exhibits thereto) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to its representations and warranties. The mere inclusion of a fact, circumstance or event in the Disclosure Schedule shall not be deemed an admission that such item represents a material exception or that the absence of such item would cause the representation or warranty to which it relates to be untrue or incorrect.

    RNB represents and warrants to CNC that, except as set forth in the Disclosure Schedule:

    (a) RNB CAPITAL STOCK. RNB is authorized to issue 2,700,000 shares of RNB Common Stock, $1.25 par value, and is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which stockholders of RNB can vote. As of the date hereof, 2,176,089 shares of RNB Common Stock are issued. No shares are reserved for issuance under the 1987 Stock Option Plan and a total of 459,000 shares are reserved for issuance under the 1991 Stock Option Plan and the 1994 Stock Option Plan. No shares are reserved for issuance pursuant to any other stock option, restricted stock, stock appreciation rights, dividend reinvestment or similar plan or plans. All outstanding shares of capital stock of RNB are duly authorized, validly issued and outstanding, fully paid and nonassessable.

    (b) AUTHORITY. RNB has the power and authority, and is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 9.1) on RNB), to carry on its business as it is now being conducted and to own all of its material properties and assets. RNB has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on the RNB.

    (c) SUBSIDIARIES. RNB's only subsidiaries are Inland Data Services, Inc. and Trust Deed Services, Inc., each of which is a wholly owned subsidiary of RNB. RNB does not own, directly or indirectly, any equity portion or voting interest in any other corporation, partnership or other entity, except as received in satisfaction of a debt previously contracted in good faith.

    (d) APPROVALS. The execution by RNB of this Agreement has been authorized by all necessary corporate action, including, but not limited to, a vote by its board of directors (which approval includes a resolution recommending that this Agreement and the Merger be approved by the stockholders of RNB) subject to adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of RNB. Subject to shareholder approval and to receipt of required approvals, consents or waivers of Governmental Authorities referred to in Section 7.1(b), this Agreement is a valid and binding agreement of RNB, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights (including those of federally insured financial institutions) and general equitable principles, regardless of whether such enforcement is considered in a proceeding in equity or at law.

    (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by RNB does not, and the consummation of the Merger will not, constitute (i) a breach or violation of, or a default under any applicable law, rule or regulation or any material judgment, decree, order, governmental permit or license, or material indenture, agreement or instrument of RNB, or to which it (or any of its respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on RNB or would materially hinder or delay the Merger, or (ii) a breach or violation of, or a default under, its Articles of Association or Bylaws; and the consummation of the Merger will not require any approval, consent or waiver under any such law, any rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (A) the shareholder approval referred to in Section 7.1(a), (B) the required approvals, consents and waivers of Governmental Authorities referred to in Section 7.1(b), (C) the approvals, consents or waivers as are required under the federal and state securities or Blue Sky laws,
(D) any other material approvals or consents or waivers of third parties as set forth in the Disclosure Schedule, and (E) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on RNB or would not materially hinder or delay the Merger.

    (f) COMMUNITY REINVESTMENT ACT. RNB received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. RNB has not been advised of any supervisory concerns regarding compliance with the Community Reinvestment Act.

    (g) REPORTS. RNB and each of its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1991 with (i) the OCC, (ii) any state regulatory authority, (iii) the Securities and Exchange Commission (the "SEC"), (iv) the Federal Deposit Insurance Corporation (the "FDIC") and (v) any self-regulatory organization (collectively, "GOVERNMENTAL AUTHORITIES") and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of RNB, (x) no Governmental Authority has initiated any proceeding or, to the best knowledge of RNB, investigation, into the business or operations of RNB since January 1, 1991 and (y) RNB is not a party to any cease and desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any Federal or state Governmental Authorities, nor a recipient of any extraordinary supervisory letter from, nor has it adopted any board resolution at the request of, any of its regulators, nor been advised that any such issuance or request is contemplated. There is no material unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations of RNB by any Governmental Authority with respect to any report or statement relating to any examinations of RNB. The deposits of RNB are insured by the FDIC in accordance with the Federal Deposit Insurance Act, up to applicable limits.

    (h) FINANCIAL STATEMENTS. As of their respective dates, none of RNB's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (the "1995 10-K") or Quarterly Report on Form 10-QSB for the quarters ended March 31, 1996 and June 30, 1996 (the "JUNE 30 10-Q"), nor any other document filed or to be filed prior to the Effective Time subsequent to December 31, 1995 under
Section 13(a), 13(d), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), each in the form (including exhibits) filed with the OCC and as amended (collectively, the "RNB REPORTS"), contained or will contain at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in the RNB Reports (including any related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows or equivalent statements contained or incorporated by reference in the RNB Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with the published rules and regulations of the SEC and the OCC and generally accepted accounting principles ("GAAP") consistently applied and applicable to banks during the periods involved, except as may be noted therein. The books and records of RNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

    (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the June 30 10-Q or the Disclosure Schedule, since December 31, 1995, there have not been
(i) any changes in the business, assets, financial condition or results of operations of RNB and its Subsidiaries that, individually or in the aggregate, have had a Material Adverse Effect on RNB and its Subsidiaries; (ii) any amendments to the Articles of Association or Bylaws of RNB; (iii) any declarations, setting aside or payment of any dividend or any other distribution in respect of the capital stock of RNB; or (iv) any changes by RNB in accounting principles or methods or tax methods, except as required or permitted by, the Financial Accounting Standards Board or by any Governmental Authorities having jurisdiction over RNB.

    (j) TAXES. Subject to Section 4.2(s), RNB has, or will have, timely filed all Tax Returns (as defined in Section 9.1) required to have been filed prior to the Effective Time (taking into account valid extensions), and all such returns and reports are correct and complete in all material respects. RNB has delivered or made available to CNC true and complete copies of all such Tax Returns for 1993, 1994 and 1995. The Disclosure Schedule sets forth those California Tax Returns and Federal Tax Returns that have been audited, those Tax Returns that currently are the subject of audit, and those Tax Returns for which the statute of limitations for the assessment of Taxes (as defined in Section 9.1) has not run. All Taxes (including, but not limited to, any interest, penalty or addition thereto) due, or required to be withheld and paid over as of the date hereof as shown on such returns have been paid. To RNB's knowledge, RNB has not requested any extension of time within which to file a return or report that has not since been timely filed. No deficiency in any Taxes, assessments or governmental charges has been proposed, asserted or assessed against RNB that has not been settled and paid. Except as set forth in the Disclosure Schedule, no extension of the time within which any Tax may be assessed is in effect or pending. To RNB's knowledge, RNB has no liability for Taxes, including employment taxes, of any other person under Treasury Regulation Section1.1502-6, as a transferee or successor, or otherwise. Except as set forth in the Disclosure Schedule, RNB has not made, nor is it obligated to make, nor is it a party to any agreement that could reasonably be expected to obligate it to make, any payments that are not deductible pursuant to Code Section 280G.

    (k) ABSENCE OF CLAIMS; LITIGATION. No legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature are pending or, to RNB's knowledge, threatened, against RNB which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on RNB or materially to hinder or delay consummation of the Merger. RNB is not in default with respect to any material judgment, order, writ, injunction, decree, regulatory restriction or award of any court, arbitrator or governmental agency, authority or instrumentality. The Disclosure Schedule contains a complete listing of litigation pending or, to RNB's knowledge, threatened against RNB as of September 30, 1996, to which RNB is a party and which names RNB as a defendant or cross-defendant and the amount reserved for litigation matters in the aggregate.

    (l) REGULATORY ACTIONS. As of the date hereof and to RNB's knowledge, RNB is not the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts (as defined in Section 5.1(s)). Except as set forth in the Disclosure Schedule, to the knowledge of RNB, each material violation, criticism, or exception by any governmental authority with respect to any examinations of RNB has been resolved or is in the process of resolution.

    (m) CERTAIN AGREEMENTS. RNB is not a party to an oral or written (i) consultant agreement, not terminable on 90 days' or less notice and involving the payment of more than $50,000 per annum, (ii) agreement with any executive officer or other key employee, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it of the nature contemplated by this Agreement, (iii) agreement with or with respect to any executive officer providing any term of employment or compensation guarantee extending for a period longer than six months, or (iv) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or the value of any of the benefits of which will be calculated on the basis of the Merger. CNC has been provided with a complete and accurate listing of the names and current annual salary rates of all persons employed by RNB and each of its Subsidiaries, showing for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1995, the names of all of the directors and officers of RNB and each of its Subsidiaries, and the names of all persons, if any, holding tax or other powers of attorney for the RNB and each of its Subsidiaries.

    (n) LABOR MATTERS. Neither RNB nor any of its Subsidiaries is party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor organization, nor is any of them the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or labor dispute involving RNB or any of its Subsidiaries. RNB considers its employee relations and those of each of its Subsidiaries to be satisfactory.

    (o) EMPLOYEE BENEFIT PLANS. A list of all Employee Plans (as hereinafter defined) is set forth in the Disclosure Schedule. RNB has delivered or made available to CNC true and complete copies of the following documents, as they may have been amended to the date hereof, embodying or relating to Employee
Plans: Each of the Employee Plans, including all amendments thereto, any related trust agreements, insurance policies or any funding agreements; the most recent determination letter from the IRS with respect to each of the Employee Plans; the actuarial evaluation, if any, for the most recent plan year prepared for each of the Employee Plans; the current summary plan description of each of the Employee Plans; and the most recent annual return/report on IRS Forms 5500, 5500-C or 5500-R for each of the Employee Plans for which such report was prepared.

    Except as set forth in the Disclosure Schedule:

        (i) each of the Employee Plans has been administered in substantial compliance with any applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code;

        (ii) each of the Employee Plans for which RNB has claimed a deduction under Code Section 404, as if such Employee Plan were qualified under Code
    Section 401(a), has received a favorable determination letter from the IRS as to the tax qualification of such Employee Plan, and to the knowledge of RNB such favorable determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment to, or failure to amend, such Employee Plan;

       (iii) to RNB's knowledge, neither RNB nor any of its Subsidiaries, nor any other "disqualified person" or "party in interest" (as defined in Code
    Section 4975 and Section 3(14) of ERISA, respectively) with respect to an Employee Plan has engaged in any "prohibited transaction" (as defined in Code Section 4975 or Sections 406 or 407 of ERISA) that could reasonably be expected to subject RNB or any of its Subsidiaries to any material tax, penalty or liability under Code Section 4975 or Title I of ERISA;

        (iv) no Employee Plan is a Multiple Employer Plan within the meaning of Code Section 413 or a Multiemployer Plan within the meaning of Section 3(37) of ERISA;

        (v) neither RNB nor any of its Subsidiaries has incurred, or has any knowledge of any pending, material tax, penalty or liability under Code
    Section 4972 with respect to any Employee Plan;

        (vi) continuation health care coverage requirements and notice requirements under Code Section 4980B and Sections 601 through 608 of ERISA have been satisfied in all material respects with respect to all current or prior employees of RNB and any Subsidiaries and any "qualified beneficiary" of any such employees (within the meaning of Code Section 4980B(g)); and

       (vii) no Employee Plan provides for retiree medical benefits.

    For purposes hereof, the term "Employee Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) as well as any other material written or formal plan or contract involving direct or indirect compensation under which RNB or any Subsidiary has any present or future obligations or liability on behalf of its employees or former employees or their dependents or beneficiaries, including, but not limited to, each retirement, employee stock ownership, cash or deferred, each other deferred or incentive compensation, bonus, stock option, employee stock purchase, "phantom" stock or stock appreciation rights plan, each other program providing payment or reimbursement for or of medical, dental or visual care, counselling, or vacation, sick, disability or severance pay and each other "fringe benefit" plan or arrangement.

    (p) INSIDER LOANS; OTHER TRANSACTIONS. RNB has previously provided CNC with a listing, current as of September 30, 1996, of all extensions of credit made to RNB and each of its Subsidiaries and each of its and their executive officers and directors and their related interests (all as defined under Federal Reserve Board Regulation "O"), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. Neither RNB nor any Subsidiary owes any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of RNB or any Subsidiary (other than for compensation for current services not yet due and payable, and reimbursement of expenses arising in the ordinary course of business).

    (q) TITLE TO ASSETS. RNB and each of its Subsidiaries has good and marketable title to all of its material properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted), including, without limitation, all personal and intangible properties reflected in the audited financial statements included in the 1995 10-K and the June 30 10-Q, or acquired subsequently thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (1) as noted in the audited financial statements included in the 1995 10-K, the June 30 10-Q or as set forth in the Disclosure Schedule, (2) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for Taxes not yet due, (3) pledges of assets in the ordinary course of business to secure public deposits, (4) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the 1995 10-K and the June 30 10-Q, (5) defect and irregularities of title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and
(6) any other liens, mortgages, security interests, encumbrances or charges of any kind, which individually do not exceed $50,000 in amount. Without limiting the above, RNB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to itself use without payment all material patents, copyrights, trade secrets, trade names, service marks, logos and trademarks used in its business, and none of them has received any notice of conflicts with respect thereto that asserts the rights of others.

    (r) KNOWLEDGE AS TO CONDITIONS. Each of RNB and its Subsidiaries knows of no reason why the approvals, consents and waivers of Governmental Authorities referred to in Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

    (s) COMPLIANCE WITH LAWS. Neither RNB nor any of its Subsidiaries is in material violation in respect of any federal, state or local laws, rules, regulations or orders applicable to it or by which its properties may be bound, except such violations as would not have a Material Adverse Effect on RNB. Without limiting the scope of the previous sentence, each of RNB and its Subsidiaries is not in material violation of Regulations B, D, E, Z or DD adopted by the Board of Governors, the Equal Credit Act (15 U.S.C.
Section 1691, ET SEQ.), the Fair Housing Act (420 U.S.C. Section 3601, ET SEQ.), the Bank Secrecy Act (31 U.S.C. Section 5322, ET SEQ.), the Home Mortgage Disclosure Act (12 U.S.C. Section 2801, ET SEQ.) (collectively, the "FAIR LENDING ACTS"), or those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. Section 1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. Section 1957).

    (t) FEES. Other than financial advisory services performed for RNB by Alex. Brown & Sons Incorporated, neither RNB nor any of its Subsidiaries nor any of its or their officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

    (u)  ENVIRONMENTAL.

        (i) To RNB's knowledge, all of the properties and operations of RNB and each of its Subsidiaries are in compliance in all material respects with all material Environmental Laws (as defined below) applicable to such properties and operations.

        (ii) To RNB's knowledge, RNB and each of its Subsidiaries has obtained all material permits, licenses, and authorizations which are required for RNB's operations under Environmental Laws.

       (iii) Except as set forth in the Disclosure Schedule, to RNB's knowledge, no Hazardous Substances (as defined below) exist on, about, or within, or have been used, generated, stored, transported, disposed of on, or released from, any of the properties of RNB or any of its Subsidiaries except in accordance in all material respects with Environmental Laws. Neither RNB nor any of its Subsidiaries has any knowledge that any prior owners, occupants or operators of any such property or any other property in which it has a security interest, ever deposited, disposed of, or allowed to be deposited or disposed of, in, on, or under or handled or processed on, or released, emitted or discharged from, such properties any Hazardous Materials except in accordance in all material respects with Environmental Laws, or that any prior or present owners, occupants or operators of any properties in which it holds a security interest, mortgage or other lien or interest, deposited or disposed of, in, on or under or handled and/or processed on, or released, emitted or discharged from, such properties any Hazardous Material except in accordance in all material respects with Environmental Laws. The use which RNB and each of its Subsidiaries has made, makes and intends to make of its properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in, or from any of such properties except in accordance in all material respects with applicable Environmental Laws.

        (iv) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other Governmental Authority pending, or, to the knowledge of RNB or any of its Subsidiaries, threatened against RNB or any of its Subsidiaries relating in any way to any material violation of any applicable Environmental Law. To the knowledge of RNB, none of RNB or its Subsidiaries has any material liability for remedial action with respect to a violation of an Environmental Law, nor has it received any written requests for information relating to any material violations of any Environmental Law from any Governmental Authority with respect to the condition, use, or operation of any of its properties nor has any of them received any notice from any Governmental Authority or any written notice from any other person with respect to any material violation of or material liability for any remedial action under any Environmental Law.

        (v) As used in this Section, the term "Environmental Law" means any and all Federal, state and local laws, regulations, and requirements pertaining to health, safety and the environment, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, ET SEQ. ("CERCLA"), the Resource Conservation and Recovery Act of 1975, 42 U.S.C. Section 6901, ET SEQ. ("RCRA"), the Occupational Safety and Health Act, 29 U.S.C. Section 651, ET SEQ. (as it relates to the use of, or exposure to, Hazardous Substances), the Clean Air Act, 42 U.S.C. Section 7401, ET SEQ., the Clean Water Act, 33 U.S.C. Section 1251, ET SEQ., the Toxic Substance Control Act, 15 U.S.C. Section 2601, ET SEQ., the Carpenter-Presley-Tanner Hazardous Substance Account Act, as amended, Chapter 6.8 of the California Health and Safety Code, Section 25300, ET SEQ., and the Hazardous Waste Control Law, Chapter 6.5 of the California Health and Safety Code, Section 25100,
    ET SEQ. (the latter two statutes being referred to herein as the "STATE ACTS"), and any and all regulations promulgated thereunder, and all similar laws, regulations, and requirements of any Governmental Authority, agency having jurisdiction over the environmental activities of RNB or any of its Subsidiaries, or of its or their properties, as such laws, regulations, and requirements may be in effect on the date hereof.

        (vi) As used in this Section, the term "properties" shall include: all real estate property now or previously owned or leased by RNB and each of its Subsidiaries, property as to which RNB or any of its Subsidiaries holds any security interest, deed of trust, mortgage or other lien, and any property to which RNB or any of its Subsidiaries could be deemed an "owner" or "operator" under any applicable Environmental Law.

       (vii) As used in this Section, the term "Hazardous Substance" shall mean
    (A) any "hazardous waste" as defined by CERCLA and the State Acts, as such acts are in effect on the date hereof, and any and all regulations promulgated thereunder; (B) any "hazardous substance" as such term is defined by CERCLA; (C) any "regulated substance" as defined by the State Acts; (D) asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Governmental Authorities; (E) polychlorinated biphenyls;
    (F) petroleum products; (G) "hazardous chemicals" or "extremely hazardous substances" in quantities sufficient to require reporting, registration, notification and/or optional treatment or handling under the Emergency Planning and Community Right to Know Act of 1986, as amended; (H) any "hazardous chemical" in levels that would result in exposure greater than is allowed by permissible exposure limits established pursuant to the Occupational Safety and Health Act of 1970; (I) any substance that requires reporting, registration, notification, removal, abatement and/or special treatment, storage, handling or disposal, under Sections 6, 7 and 8 of the Toxic Substance Control Act (15 U.S.C. Section 2601); (J) any toxic or hazardous chemical described in 29 C.F.R. 1910.1000-1047 in levels that would result in exposure greater than those allowed by the permissible exposure limits pursuant to such regulations; and (K) any (1) "hazardous waste," (2) "solid waste" capable of causing a "release or threatened release" that present an "imminent and substantial endangerment" to the public health and safety of the environment, (3) "solid waste" that is capable of causing a "hazardous substance incident," (4) "solid waste" with respect to which special requirements are imposed by applicable Governmental Authorities upon the generation, transportation thereof as such terms are defined and used within the meaning of the State Acts or (E) any "pollutant" or "toxic pollutant" as such term is defined in the Federal Clean Water Act, 33 U.S.C. Sections1251-1376, as amended, by Public Law 100-4, February
    4, 1987, and the regulations promulgated thereunder, including 40 C.F.R. Sections122.1 and 122.26.

    (v) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The ALLL for RNB is adequate in accordance with GAAP and RAP.

    (w) PERFORMANCE OF OBLIGATIONS. RNB and each of its Subsidiaries has performed in all material respects all of the obligations required to be performed by it to date, and is not in material default under, or in material breach of, any term or provision of any contract, lease, indenture or any other agreement to which it is a party, is subject or is otherwise bound and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute such default or breach. The Disclosure Schedule contains a list of all contracts to which RNB and each of its Subsidiaries is a party, except for contracts terminable without penalty on not more than 90 days' notice or involving the payment of not more than $50,000 per annum, deposit agreements and loan agreements.

    (x) INSURANCE. RNB and each of its Subsidiaries has in effect policies of insurance with respect to its assets and business against such casualties and contingencies and in such types and forms as in the judgment of its management are appropriate for its business, operations, properties and assets. RNB has made available to CNC copies of all policies of insurance and bonds carried and owned by RNB or any of its Subsidiaries as of the date hereof, which copies are complete and accurate in all material respects, and which are listed in the Disclosure Schedule. Neither RNB nor any of its Subsidiaries is in default under any such policy of insurance or bond such that it is reasonably likely to be cancelled. No notice of cancellation or material amendments has been received with respect to existing material policies and no coverage thereunder with respect to any material claims is being disputed.

    (y) LISTING OF LOANS. Copies, in writing, have been made available to CNC of the detailed listing of all loans and notes receivable of RNB and each of its Subsidiaries as of September 30, 1996, including participations, with the outstanding principal balance of each such loan and note receivable, and the past due status of any loan or note receivable, and such copies reflect correctly the detail of trial balance totals in all material respects as of the date of such reports.

    (z) DERIVATIVE TRANSACTIONS. Neither RNB nor any of its Subsidiaries is a party to a transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments.

    (aa) TRUST ADMINISTRATION. Neither RNB nor any Subsidiary presently exercises trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least seven years prior to the date hereof. The term "trusts" as used in this Subsection 5.1(aa) includes (i) any and all common law or other trusts between an individual, corporation or other entities and RNB or any of its Subsidiaries, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, INTER VIVOS, and charitable trust indentures; (ii) any and all decedents' estates where RNB or any of its Subsidiaries is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator DE BONIS NON, administrator DE BONIS NON with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where RNB or any of its Subsidiaries is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity, and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which RNB or any of its Subsidiaries is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

    (bb) CONTINGENT LIABILITIES. RNB has no actual knowledge of any facts, other than those reflected in the financial statements included in the RNB Reports or the contracts, litigation and other matters listed in the Disclosure Schedules, that indicate the existence of a contingent liability of RNB or any of its Subsidiaries (whether or not disclosure or accrual is required pursuant to GAAP) as to which there is a reasonable possibility of a Material Adverse Effect on RNB.

    (cc) STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by RNB for inclusion in the S-4 or the Proxy Statement/Prospectus (each as defined in Section 6.1(a)), or incorporated by reference therein, or any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the Proxy Statement/ Prospectus, when it is first mailed to the shareholders of RNB, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of

RNB, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the RNB shareholders' meeting.

    (dd)  ADDITIONAL TAX REPRESENTATION.

        (i) The terms of this Agreement reflect arm's length negotiations between unrelated parties, and, accordingly, RNB believes that the fair market value of the CNC Common Stock and other consideration to be received by each RNB shareholder in the Merger will be approximately equal to the fair market value of the RNB stock surrendered in the exchange.

        (ii) To the best of the knowledge of the management of RNB, and after due inquiry of each shareholder of RNB who owns 5% or more of the stock of RNB, there is no plan or intention on the part of the shareholders of RNB to sell, exchange or otherwise dispose of any shares of CNC Common Stock received in the Merger.

       (iii) CNB will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by RNB immediately prior to the Merger. For purposes of this representation, any amounts paid by RNB to dissenters, amounts paid by RNB to shareholders who receive cash or other property, RNB assets used to pay its reorganization expenses, all redemptions and distributions (except for regular, normal dividends) made by RNB immediately preceding the Merger and all assets disposed of by RNB prior to or contemporaneously with the Merger and in contemplation thereof (including, without limitation, any asset disposed of by RNB, other than in the ordinary course of business or other than in exchange for cash which will be transferred to CNB in the Merger, pursuant to a plan or intent existing during the period beginning with the commencement of negotiations (whether formal or informal) with CNC and CNB regarding the Merger and ending on the effective date of the Merger), will be included as assets of RNB held immediately prior to the Merger.

        (iv) The liabilities of RNB to be assumed by CNB in the Merger and the liabilities to which the transferred assets of RNB are subject were incurred by RNB in the ordinary course of its business.

        (v) RNB and the shareholders of RNB will pay their respective expenses, if any, incurred in connection with the Merger.

        (vi) There is no intercorporate indebtedness existing between CNC and RNB or between CNB and RNB.

       (vii) RNB is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

      (viii) RNB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

        (ix) The fair market value of the assets of RNB to be transferred to CNB in the Merger will equal or exceed the sum of the liabilities assumed by CNB, plus the amount of liabilities, if any, to which the transferred assets are subject.

        (x) RNB operates at least one significant historic line of business, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

    SECTION 5.2 REPRESENTATIONS AND WARRANTIES OF CNC AND CNB. CNC and, as applicable, CNB, represent and warrant to RNB that:

        (a) CNC CAPITAL STOCK. CNC is authorized to issue 75,000,000 shares of CNC Common Stock, $1.00 par value, 5,000,000 shares of preferred stock, no par value, and is not authorized to issue any other class or series of capital stock, or any other securities giving the holder thereof the right to vote on any matters on which stockholders of CNC can vote. As of August 31, 1996, 46,088,181 shares of CNC Common Stock were issued and outstanding, 2,211,200 shares of CNC Common Stock were held as treasury stock, and no shares of preferred stock were outstanding. All outstanding shares of CNC Common Stock outstanding are and all shares to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable, and are not, or will not be, subject to preemptive rights. CNC has provided RNB with true and correct copies of its Certificate of Incorporation and Bylaws, including any amendments thereto or restatements thereof.

        (b) CNB CAPITAL STOCK. CNB is authorized to issue 900,000 shares of common stock, $100 par value per share, and is not authorized to issue any other class or series of capital stock or any other securities or options convertible into or exercisable or exchangeable for common stock of CNB. As of October 11, 1996, CNB has outstanding 900,000 shares of common stock, all of which are owned by CNC. Immediately prior to the Effective Time, CNC will be in "control" of CNB within the meaning of section 368(c)(1) of the Code. CNB has no present plan or intent to issue additional shares of its stock in a manner that would result in CNC's losing "control" of CNB within the meaning of Section 368(c)(1) of the Code.

        (c) AUTHORITY. CNC and CNB have the power and authority, and each is duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on CNC or CNB, respectively), to carry on their businesses as they are now being conducted and to own all of their material properties and assets. Each of CNC and CNB has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its respective properties and assets and to carry on its respective businesses as these are now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on CNC or CNB, respectively.

        (d) APPROVALS. The execution by CNC and CNB of this Agreement have been authorized by all necessary corporate actions of CNC and CNB, including, but not limited to, a vote by their boards of directors. No vote, consent or approval of the shareholder of CNB or the shareholders of CNC is required to authorize this Agreement or the consummation of the Merger. Subject to receipt of the required approvals, consents or waivers of Governmental Authorities referred to in Section 7.1(b), this Agreement is a valid and binding agreement of CNC and CNB enforceable against CNC and CNB in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights, and general equity principles.

        (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by CNC and CNB does not, and consummation of the Merger will not, constitute (i) a breach or violation of, or a default under, any applicable law, rule or regulation or any material judgment, decree, order, governmental permit or license, or material indenture, agreement or instrument of CNC or CNB, or to which CNC or CNB (or their properties) is subject, which breach, violation or default would have a Material Adverse Effect on CNC or would materially hinder or delay the Merger or (ii) a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of CNC or the Articles of Association or Bylaws of CNB; and the consummation of the Merger will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (A) the required approvals, consents and waivers of Governmental Authorities referred to in
    Section 7.1(b); and (B) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on CNC or CNB or would not materially hinder or delay the Merger.

        (f) FINANCIAL STATEMENTS. As of their respective dates, none of CNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 or Quarterly Report on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, nor any other document filed or to be filed prior to the Effective Time subsequent to December 31, 1993 under Section 13(a), 13(d), 14 or 15(d) of the Exchange Act, each in the form (including exhibits) filed with the SEC (collectively, the "CNC REPORTS"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in the CNC Reports (including any related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows or equivalent statements contained or incorporated by reference in the CNC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with the published rules and regulations of the SEC and GAAP consistently applied and applicable to bank holding companies during the periods involved, except as may be noted therein. The books and records of CNC have been, and are being maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

        (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in CNC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, since December 31, 1995, there have not been any changes in the business, assets, financial condition or results of operations of CNC and its Subsidiaries that, individually or in the aggregate, have had a Material Adverse Effect on CNC.

        (h) ABSENCE OF CLAIMS; LITIGATION. No legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature are pending or to CNC's knowledge, threatened against CNC or its Subsidiaries which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on CNC or materially to hinder or delay consummation of the Merger.

        (i) REGULATORY ACTIONS. Neither CNC nor CNB is a party to any cease and desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any Federal or state governmental authorities, nor a recipient of any extraordinary supervisory letter from, nor has it adopted any board resolution at the request of any of its regulators, nor been advised that any such issuance or request is contemplated. As of the date hereof, and to CNC's knowledge, neither CNC nor CNB is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts. Each material violation, criticism, or exception by any Governmental Authority with respect to any examinations of CNC or CNB has been resolved or is in the process of resolution.

        (j) KNOWLEDGE AS TO CONDITIONS. Neither CNC nor CNB knows of any reason why the approvals, consents and waivers of Governmental Authorities referred to in Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

        (k) COMPLIANCE WITH LAWS. CNC and its Subsidiaries are not in material violation in any respect of any material Federal, state or local laws, rules, regulations or orders applicable to them or by which their properties may be bound, except such violations as would not have a Material Adverse Effect on CNC or CNB. Without limiting the scope of the previous sentence, neither CNC nor CNB is in material violation of Regulations B, D, E, Z or DD adopted by the Board of Governors of the Federal Reserve System, the Fair Lending Acts, or those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C.
    1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. Section 1957).

        (l) FEES. Neither CNC, nor any of its Subsidiaries, officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

        (m) COMMUNITY REINVESTMENT ACT. CNB received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. CNC has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

        (n) STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by CNC for inclusion in the S-4 or the Proxy Statement/Prospectus (each as defined in Section 6.1(a)), or incorporated by reference therein, or any other document to be filed with any governmental agency or regulatory authority in connection with the transactions contemplated hereby will, in the case of the Proxy Statement/Prospectus, when it is first mailed to the shareholders of RNB, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of RNB, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the RNB shareholders' meeting.

        (o) TAX REPRESENTATION. Neither CNC nor any subsidiary or affiliate thereof has any present plan or intention to reacquire any of the shares of CNC Common Stock to be issued pursuant to the Merger, whether in a private transaction or otherwise; provided, however, that CNC does intend to repurchase shares of CNC Common Stock in the open market from time to time. CNC has no plan or intention to liquidate CNB, to merge CNB with and into any other corporation in a transaction that would have the effect of disqualifying the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, to sell or otherwise dispose of the stock of CNB, or to cause CNB to sell or otherwise dispose of any of the assets of RNB acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. Following the Merger, CNB will continue the historic business of RNB or use a significant portion of RNB's business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d). CNC and CNB will pay their respective expenses incurred in connection with the Merger. There is no intercorporate indebtedness existing between CNC and RNB or between CNB and RNB. Neither CNC nor CNB is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code. No stock of CNB will be issued in the Merger. The CNC Common Stock and other consideration to be issued to RNB shareholders pursuant to the Merger will be issued solely on account of each RNB shareholder's interest in his, her or its RNB stock, and no part of such consideration will represent payment in respect of indebtedness, compensation, or any purpose other than payments for RNB Common Stock. None of the compensation paid or to be paid by CNB or CNC to any employee will be separate consideration for, or allocable to, any such employee's shares of RNB stock exchanged in the Merger; rather, the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the shares of CNC Common Stock to be issued to any shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement.

        (p) CNC COMMON STOCK. The outstanding shares of CNC Common Stock are registered with the SEC pursuant to the Securities Exchange Act of 1934, and are listed for trading on the New York Stock Exchange (the "NYSE") pursuant to the listing rules of the NYSE. CNC has filed with the NYSE all material forms and reports required to be filed by CNC with the NYSE, which forms and reports, taken as a whole, are true and correct in all material respects, and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI
                                   COVENANTS

    SECTION 6.1  REGULATORY MATTERS.

    (a) CNC and RNB shall promptly prepare and file with the SEC a registration statement on Form S-4, including the definitive proxy statement and prospectus (the "Proxy Statement/Prospectus") to be mailed to the RNB Shareholders to vote upon the Merger (the "S-4"). CNC shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and RNB shall thereafter mail the Proxy Statement/Prospectus to its shareholders. CNC shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and obtain the approval for listing on the New York Stock Exchange of the shares of CNC Common Stock to be issued to holders of Common Stock in the Merger. RNB shall furnish all information concerning RNB and the holders of RNB Common Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use reasonable best efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of all such permits, consents, approval and authorizations to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to RNB or CNC, as the case may be, and any of their respective Subsidiaries which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) CNC and RNB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of CNC, RNB or any of their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement.

    (d) CNC and RNB shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that the approval of any Governmental Authority required pursuant to Section 7.1(b) will not be obtained or that the receipt of any such approval will be materially delayed beyond June 30, 1997.

    SECTION 6.2 STOCKHOLDERS' APPROVALS. RNB shall duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite shareholder approvals required in connection with this Agreement and the Merger. Subject to the provisions of the next sentence, RNB shall, through its Board of Directors, unanimously recommend to its stockholders approval of such matters. RNB's Board of Directors may fail to make such recommendation, or withdraw, modify or change any such recommendation in a manner adverse to CNC if such Board of Directors, after having consulted with and considered the written advice of counsel, has reasonably determined in good faith that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of the members of such Board of Directors under applicable law.

    SECTION 6.3  LEGAL CONDITIONS TO MERGER.

    (a) Each of CNC and RNB shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained by RNB or CNC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

    (b) Each of CNC and RNB agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

    SECTION 6.4  INFORMATION.

    (a) CNC'S RIGHT TO ACCESS AND INFORMATION. Upon reasonable notice, RNB shall, and shall cause each of its Subsidiaries to, afford to CNC and its representatives (including, without limitation, directors, officers, and employees, and their affiliates, and counsel, accountants and other professionals retained) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, policies, files, personnel and to such other information as such persons may reasonably request, permit such persons to inspect and make copies of all stock records, minute books, books of account, contracts, commitments and other records, furnish to CNC such counterpart originals or certified or other copies of such documents or such information with respect to its businesses and affairs as CNC may reasonably request and that RNB and its Subsidiaries may provide without violation of applicable law or regulation or jeopardy to any attorney-client or similar privilege to which RNB may be entitled as against third parties other than CNC. Without limiting the foregoing, RNB shall promptly provide CNC (i) monthly unaudited balance sheets and operating statements, loan delinquency reports, investment reports and such other reports and materials as are normally prepared and provided to the Board of Directors or senior management of RNB and (ii) each month and on the date that is five days prior to the Effective Time, a list of loans for which a Notice of Default has been filed or for which discussions have commenced that have a reasonable possibility of leading to a deed in lieu of foreclosure by the obligor thereunder. RNB shall provide CNC with as much information concerning any exit interview or similar meetings held in connection with any regulatory examinations of RNB and its Subsidiaries and, with respect to the examination findings and results, as RNB can provide without violation of law. Without limiting the generality of the foregoing, CNC shall have the right to (x) conduct a full due diligence review of the operations and assets of RNB and its Subsidiaries, (y) conduct a full credit review of RNB and its Subsidiaries and
(z) conduct a specific credit review of RNB and its Subsidiaries during the thirty days prior to the Effective Time.

    (b) RNB'S RIGHT TO ACCESS AND INFORMATION. Upon reasonable request by RNB, each of CNC and CNB shall (i) make its Chief Financial Officer and Controller available to discuss with RNB and its representatives CNC's ongoing diligence and review of RNB's operations and (ii) shall provide RNB with written information which is (A) similar to the written information that RNB reviewed in connection with this Agreement, and (B) related to CNC's and CNB's and its Subsidiaries' business condition, operations and prospects.

    (c) CUSTOMER CALLS. Prior to the Effective Time, representatives of CNC will be permitted to conduct joint calls upon customers of RNB, if accompanied by representatives of RNB, on a schedule to be agreed upon between the parties; provided, however, that in the event that either party terminates this Agreement in accordance with the terms hereof, CNC shall not, for a period of one (1) year from the date of the termination of this Agreement contact any customer of RNB not otherwise a customer of CNC or CNB contacted pursuant to this Section 6.4(c).

    (d) CONFIDENTIALITY. Neither party shall, and each shall cause its representatives not to, use any information obtained pursuant to this Section
6.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information, documents and trade secrets obtained pursuant to this Section 6.4 unless such information (i) becomes or has become available to such party from other sources not known by such party to be bound by a confidentiality obligation, (ii) is disclosed with the prior written approval of the party to which such information pertains or (iii) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the Merger shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same.

    SECTION 6.5  EMPLOYEE BENEFITS.

    (a) All employees of RNB continuing in the employ of CNC or CNB shall be entitled to participate in stock plans, bonus plans and all other benefit plans of CNC or CNB on the same basis as other similarly situated employees of CNC or CNB. Each of these employees will be credited for eligibility, participation, vesting and accrual purposes (provided that no more than 1,080 hours of sick leave may be carried over into CNC's or CNB's sick leave program), with such employee's respective years of past service with RNB (or other prior service so credited by RNB) as though they had been employees of CNC.

    (b) RNB has furnished to CNC its severance policies applicable to its employees (other than as set forth in the Disclosure Schedule) and a schedule indicating the amount that would be due as a severance payment to each such employee if he or she is not offered continued employment in an equivalent or substantially similar position by CNC or CNB following the Effective Time. CNC consents to RNB amending these policies to provide enhanced severance payments consistent with policies previously provided by CNC to RNB. To the extent CNC or CNB fails to offer an employee identified on such schedule continued employment in an equivalent or substantially similar position following the Effective Time, RNB shall be responsible for paying the severance payments due such employee as set forth in its amended severance policies.

    (c) Current RNB employees who are hired by CNC following the Effective Time and who are subsequently terminated shall be entitled to severance benefits in accordance with CNC's normal severance policy for its employees.

    SECTION 6.6 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. CNC, RNB and each of their respective Subsidiaries shall (a) promptly make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of the Board of Governors, the OCC, the FDIC, the SEC, the NYSE and any other Governmental Authorities or government entities necessary or appropriate for the consummation of the transactions contemplated hereby, (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant Federal, state or foreign law or regulation, (ii) in providing the other a reasonable opportunity to review and comment upon the publicly available portions of such filings, and (iii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of publicly available portions of all such filings and applications promptly after they are filed.

    SECTION 6.7 TIMELINESS AND COMPLIANCE OF RNB REPORTS AND FILINGS. RNB agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Authority will be filed on a timely basis and will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of RNB and/or any of its Subsidiaries will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP or RAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 6.7, RNB makes no representation or warranty with respect to any information supplied by CNC or CNB or any of the CNC Reports.

    SECTION 6.8  TIMELINESS AND COMPLIANCE OF CNC AND CNB REPORTS AND
FILINGS. CNC and CNB agree that through the Effective Time of the Merger, each of their reports, and other filings required to be filed with any applicable Governmental Authority will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of CNC and CNB will fairly present the financial position of CNC and CNB, will be prepared in accordance with GAAP or RAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 6.8, CNC makes no representation or warranty with respect to any information supplied by RNB or RNB's Subsidiaries or any of the RNB Reports.

    SECTION 6.9 ADDITIONAL AGREEMENTS; PARTIES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using commercially reasonable efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from all applicable Governmental Authorities, affecting all necessary registrations, applications and filings and obtaining any required contractual consents (including consent to assignment of leases where required) and regulatory approvals.

    SECTION 6.10 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter CNC and RNB shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Authority or with any national securities exchange with respect thereto. If any party hereto, on the advice of counsel, determines that a disclosure is required by law or by any applicable self-regulatory organization, it may make such disclosure without the consent of the other parties, but only after affording the other parties a reasonable opportunity to review and comment upon the disclosure.

    SECTION 6.11 NOTIFICATION OF CERTAIN MATTERS. RNB shall give CNC, and CNC shall give RNB, prompt notice of: (a) any material change in its business, operations, or prospects, (b) any complaints, investigations or hearings (or communications indicating that same may be contemplated) of any governmental agency or Governmental Authority, (c) the institution or the threat of material litigation, or (d) any event or condition that constitutes a breach of this Agreement, or that might be reasonably expected to cause its representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Time.

    SECTION 6.12 PRE-CLOSING ADJUSTMENTS. At or before the Effective Time, RNB shall make, and shall cause its Subsidiaries to make, and the Subsidiaries shall make, such accounting entries or adjustments, including charge-offs of loans, as CNC shall direct in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that (a) RNB and its Subsidiaries shall not be required to take such actions more than one day prior to the Effective Time or prior to the time CNC agrees in writing that all of the conditions to its obligation to close as set forth in Section
7.2 have been satisfied or waived, and (b) based upon consultation with counsel and accountants for RNB and its Subsidiaries, no such adjustment shall (i) require any filing with any governmental agency or authority, (ii) violate any law, rule or regulation applicable to RNB or its Subsidiaries, or (iii) otherwise materially disadvantage RNB or its Subsidiaries if the Merger were not consummated; provided that in any event, no accrual or reserve made by RNB or its Subsidiaries pursuant to this Section 6.12, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information, shall not be construed as concurrence of RNB's or its Subsidiaries' management with any such adjustments, and shall not affect the Exchange Ratio or the Per Share Cash Consideration.

    SECTION 6.13 DIRECTOR RESIGNATIONS. RNB shall use reasonable efforts to cause to be delivered to CNC at the Effective Time, the resignations of the members of the Boards of Directors of RNB and its Subsidiaries.

    SECTION 6.14 HUMAN RESOURCES ISSUES. RNB and each of its Subsidiaries agree to cooperate with CNC with respect to any formal meetings or interviews with one or more employees called or arranged by it and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with CNC given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow CNC a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

    SECTION 6.15  ASSISTANCE WITH THIRD-PARTY AGREEMENTS.

    (a) RNB and its Subsidiaries shall cooperate with and use all reasonable efforts to assist CNC in (i) gaining access to all of their third-party vendors, landlords of all of their leased properties and other parties to material agreements, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with CNC's timetable at or after the Effective Time.

    (b) Without limiting Section 6.15(a), RNB and its Subsidiaries shall use all commercially reasonable efforts to provide data processing and other processing support, including support from outside contractors, to assist CNC in performing all tasks reasonably required to result in a successful conversion of their data and other files and records to CNC's production environment, when requested by CNC and sufficient to ensure that a successful conversion can occur at such time as CNC requests at or after the Effective Time. All incremental out-of-pocket costs incurred by RNB in complying with this section shall be reimbursed by CNC. Among other things, RNB and its Subsidiaries shall:

        (i) cooperate with CNC to establish a mutually agreeable project plan to effectuate the conversion;

        (ii) use their commercially reasonable efforts to have RNB's and its Subsidiaries' outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

       (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by CNC for use in planning the conversion, as soon as reasonably practicable;

        (iv) provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

        (v) to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by CNC.

    Notwithstanding the foregoing, RNB shall not be required to give any notice of termination required by this Section 6.15, (x) more than thirty days prior to the Effective Time and (y) unless CNC states in writing that, to the best of its knowledge, all conditions to Closing set forth in Article VII have been or will be satisfied or waived; provided, however, that RNB shall take action as directed by CNC at any time (1) to terminate any contract other than that described in clause (2) hereof, if CNC indemnifies RNB for the incremental costs of obtaining a replacement contract in the event that the Merger is not consummated other than due solely to breaches of this Agreement by RNB; and (2) to terminate any of RNB's outside data processing contracts (the "DP CONTRACTS") if (A) CNC provides an undertaking to RNB in form and substance reasonably satisfactory to RNB to the effect that CNC shall, in the event that the Merger is not consummated, indemnify RNB against all losses, claims, damages or liabilities resulting from such action, and (B) CNC agrees to compensate RNB for arrangements through a third-party provider reasonably acceptable to RNB providing service levels reasonably comparable to those provided under the DP Contracts under terms no more burdensome and at a price no higher to RNB than is provided in the DP Contracts for their respective needs in the event such contracts are terminated and the Merger is not consummated, other than as a result of a failure to consummate the Merger due solely to breaches of this Agreement by RNB and further provided, that CNC's obligations under the foregoing proviso are limited to payments for one year in an aggregate amount not greater than 150% of that paid by RNB pursuant to the DP Contracts for the last twelve months for which such DP Contracts were in effect.

    (c) CNC agrees that all actions taken pursuant to this Section 6.15 shall be taken in a manner intended to minimize disruption to the customary business activities of RNB and its Subsidiaries.

    SECTION 6.16 NOTICES AND COMMUNICATIONS. RNB and its Subsidiaries shall, if requested to do so by CNC (a) cooperate with CNC by sending necessary or appropriate customer notifications and communications as prepared by CNC, and reasonably acceptable to RNB, to advise such customers of the impending transaction and of CNC's plans following the Effective Time, and (b) take or cause to be taken at the direction of and as agent for CNC, following the receipt of all approvals of Governmental Authorities pursuant to Section 7.1(b) all actions necessary to comply with the provisions of the Worker

Adjustment and Retraining Notification Act, as amended (12 U.S.C Section2101, et seq.), with respect to all employees of RNB and its Subsidiaries covered by such act who are to be terminated by CNC within sixty days following the Effective Time, including the issuance of notices to such employees.

    SECTION 6.17 INSURANCE POLICIES ASSIGNMENT. RNB and its Subsidiaries agree to make commercially reasonable efforts to obtain consent to partial or complete assignments of any of their insurance policies if requested to do so by CNC, to the extent necessary to maintain the benefits to CNC of such policies as they apply to RNB and its Subsidiaries. RNB and its Subsidiaries shall also inform CNC no later than the Effective Time of any material unfiled insurance claims of which they have knowledge and for which they believe coverage exists.

    SECTION 6.18 ADDITIONAL AGREEMENTS; OFFICERS AND DIRECTORS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest CNC with full title to all properties, assets, rights, approvals, immunities and franchises of RNB, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

    SECTION 6.19  AFFILIATES AND FIVE PERCENT SHAREHOLDERS.

    (a) At least 40 days prior to the Effective Time, RNB shall deliver to CNC a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of RNB, "affiliates" of RNB for purposes of Rule 145 under the Securities Act. RNB shall use commercially reasonable efforts to cause each such affiliate to deliver to CNC prior to the Effective Time a written "Affiliates" agreement, in customary form, providing that such person shall dispose of the CNC Common Stock to be received by such person in the Merger only in accordance with applicable law.

    (b) Prior to the Effective Time, RNB shall use commercially reasonable efforts to cause each person, or "group" of persons (as described in Section 13(d) of the 1934 Act and the regulations adopted thereunder), who holds more than five percent (5%) of the outstanding RNB Common Stock (regardless of whether such person is an "affiliate") to deliver to the law firm of Munger, Tolles and Olson, pursuant to Section 7.3(d) a letter stating that such stockholder(s) have no present intention to dispose of the CNC Common Stock he, she or they will receive in the Merger.

    SECTION 6.20 COOPERATION. RNB shall cooperate with CNC and CNB in all reasonable respects in accomplishing the Bank Mergers.

    SECTION 6.21 INDEMNIFICATION OF DIRECTORS AND OFFICERS. CNC and CNB agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of RNB and its Subsidiaries as provided in their respective articles of association, articles of incorporation, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six (6) years following the Effective Time. CNC and CNB further agree that, during such six
(6) year period, to the greatest extent permitted by applicable law, regulations and their respective organizational documents or bylaws as in effect of the date hereof, they shall indemnify, defend and hold harmless individuals who were officers and directors of RNB and its Subsidiaries as of the date hereof or immediately prior to the Effective Time for any claim or loss arising out of their actions while a director or officer, including any acts relating to this Agreement, and shall pay, as and when incurred, the expenses, including attorneys' fees, of such individual in advance of the final resolution of any claim, provided such individuals shall first execute an undertaking acceptable to each of CNC and CNB to return such advances in the event it has finally concluded such indemnification is not allowed under applicable law.

    SECTION 6.22 SHAREHOLDERS' AGREEMENT. RNB will use all reasonable efforts to cause the directors of RNB, to execute and deliver to CNC simultaneous with the execution of this Agreement, one or more shareholders' agreements substantially in the form of Exhibit C hereto, committing such persons, among other things, to vote their shares of RNB Common Stock in favor of the Merger at the shareholders' meeting held for that purpose, granting a proxy for such shares to CNC, and to certain representations and covenants concerning the ownership of RNB Common Stock and the CNC Common Stock to be received in the Merger.

    SECTION 6.23 COORDINATION OF DIVIDENDS. RNB shall coordinate with CNC the declaration of any dividends that may be allowed hereunder in respect of RNB Common Stock and the record date and payment dates relating thereto, it being the intention of the parties that holders of RNB Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of RNB Common Stock and any shares of CNC Common Stock any such holder will receive in exchange therefor in the Merger.

    SECTION 6.24 SALE OF CERTAIN SECURITIES. During the period between the time the conditions required by Sections 7.1(a), (b) and (e) are met, and the Effective Time, RNB, upon the written request of CNC, shall sell such securities in its held-for-sale portfolio as CNC shall reasonably request, upon terms and conditions and for a price, reasonably satisfactory to both parties.

    SECTION 6.25  VACATION TIME AND ACCRUAL.

    (a) Prior to December 31, 1996, RNB shall use its reasonable best efforts to cause each of its, and each of its subsidiaries', employees to use all of their accrued vacation time for all times prior to December 31, 1996.

    (b) Commencing January 1, 1997, RNB shall, and shall cause each of its Subsidiaries to, accrue vacation pay for each of its and their employees in accordance with GAAP.

                                  ARTICLE VII
                           CONDITIONS TO CONSUMMATION

    SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of CNC and CNB on the one hand, and of RNB on the other hand, to close the Merger shall be subject to the satisfaction or waiver by both parties prior to the Effective Time of the following conditions:

        (a) The Agreement and the Merger shall have been approved by RNB and CNC in accordance with applicable law, including the approval and adoption by the requisite affirmative votes of the holders of RNB Common Stock entitled to vote thereon.

        (b) CNC shall have procured, as necessary, the required approval, consent or waiver with respect to the Agreement and the Merger by the Board of Governors, the OCC, and the FDIC and, in all such cases, all applicable statutory waiting periods shall have expired; the parties shall have procured all other regulatory approvals, consents or waivers of Governmental Authorities that are necessary or appropriate to the consummation of the Merger; and no approval, consent or waiver referred to in this Section 7.1(b) shall be deemed to have been received if it shall include any condition or requirement that would, in the good faith determination of CNC, be a Burdensome Condition on CNC.

        (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement.

        (d) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the Merger or any other transactions contemplated by this Agreement.

        (e) The S-4 covering all of the shares of CNC Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending the effectiveness of such S-4 shall have been issued and no proceedings for that purpose shall have been initiated.

        (f) The shares of CNC Common Stock to be issued in the Merger shall be approved for listing on the New York Stock Exchange, subject to notice of issuance.

    SECTION 7.2 CONDITIONS TO OBLIGATIONS OF CNC AND CNB. The obligations of CNC and CNB to close the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

        (a) Each of the representations and warranties of RNB contained in this Agreement shall, in all material respects, be true at the Effective Time as if made on such date (or on the date when made in the case of any representation or warranty which relates to an earlier date). The Disclosure Schedule shall be updated and made current to such date as close to the Effective Time as is reasonable for each type of disclosure and as is agreed upon by the parties hereto no later than thirty (30) days prior to the Effective Time; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.1. RNB shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement and CNC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of RNB, at the Effective Time, to the foregoing effect.

        (b) No litigation or proceeding shall be pending against RNB or any of its Subsidiaries, brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.

        (c) CNC shall have received the opinion of Mayer, Brown & Platt, special counsel to RNB, in form and substance reasonably satisfactory to CNC, to the effect that this Agreement has been duly authorized, executed and delivered by RNB, and constitutes the valid and legally binding obligation of RNB enforceable in accordance with its terms, subject to customary exceptions.

        (d) At least two days prior to the Effective Time, all attorneys, accountants, investment bankers and other advisors and agents for RNB and its Subsidiaries shall have submitted to RNB (with a copy to CNC) estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, RNB shall have prepared and submitted to CNC a summary of such fees and expenses for the transaction. At the Effective Time (i) such advisors shall have submitted their final bills for such fees and expenses to RNB and its Subsidiaries for services rendered, with a copy to be delivered to CNC, and based on such summary, RNB shall have prepared and submitted to CNC a final calculation of such fees and expenses and (ii) RNB shall have accrued and paid, and have caused its Subsidiaries to have accrued and paid, the amount of such fees and expenses as calculated above, after CNC has been given an opportunity to review all such bills and calculation of such fees and expenses. CNC shall not be liable for any such fees and expenses in the event that the Effective Time does not occur.

        (e) At least five Business Days prior to the Effective Time, RNB shall provide CNC with RNB's financial statements as of the close of business on the last day of the month prior to the Effective Time. Such financial statements shall have been prepared in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. At the close of business on the last day of the month preceding the Effective Time, the Adjusted Stockholders' Equity of RNB shall be not less than the sum of (i) RNB's stockholders' equity as shown on its financial statements at September 30, 1996 PLUS (ii) $223,000 for each calendar month from September 30, 1996 through the last day of the month preceding the Effective Time. "ADJUSTED STOCKHOLDERS' EQUITY" shall mean the stockholders' equity of RNB as reflected on the financial statement delivered pursuant to this Section 7.2(e),

           (x) PLUS the sum of (1) all severance benefits paid or accrued pursuant to Section 6.5(b), (2) all amounts paid or accrued in connection with the cancellation of options granted pursuant to the Option Plans as permitted by Section 2.4 and 4.2(b), (3) all amounts paid or accrued in connection with taking any actions pursuant to
       Section 6.15, (4) the amount of dividends paid as permitted by Section 4.2(b), and (5) reasonable expenses of all attorneys, accountants, investment bankers and other advisors and agents for RNB for services rendered solely in connection with the transactions contemplated by this Agreement,

           (y) MINUS the exercise price of all options to purchase shares of RNB Common Stock exercised between September 30, 1996 and the date of the financial statement delivered pursuant to this Section 7.2(e), and

           (z) PLUS the amount of any decreases, and MINUS the amount of any increases, in the market value in securities held throughout the period from September 30, 1996 to the date of the financial statement delivered pursuant to this Section 7.2(e) that are marked to market in accordance with GAAP or RAP, in each case, net of applicable taxes.

        (f) At the close of business on the last day of the month preceding the Effective Time, total deposits of RNB, calculated pursuant to RAP and GAAP, shall be not less than ninety percent (90%) of the average of total deposits for RNB for the month ended August 31, 1996, excluding deposits relating to the title insurance and escrow company accounts indicated on the Disclosure Schedule, and deposits in any similar deposit accounts added between August 31, 1996 and the Effective Time.

        (g) Between the date of this Agreement and the Effective Time, there shall not have occurred any event related to the business condition (financial or otherwise), prospects, operations or properties of RNB and its Subsidiaries that has had a Material Adverse Effect on RNB.

        (h) CNC and its directors and officers who sign the S-4 shall have received from RNB's independent certified public accountants "cold comfort" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to RNB's shareholders, and (ii) shortly prior to the Effective Time, with respect to certain financial information regarding RNB in the form customarily issued by such accountants at such times in transactions of this type.

        (i) Dissenters' rights shall not have been preserved with respect to more than 5% of the outstanding shares of RNB Common Stock.

    SECTION 7.3 CONDITIONS TO OBLIGATIONS OF RNB. The obligations of RNB hereunder shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

        (a) Each of the representations, warranties and covenants of CNC contained in this Agreement shall, in all material respects, be true at the Effective Time as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); CNC shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and RNB shall have received certificates signed by the Chief Financial Officer or other authorized senior officers of CNC at the Effective Time, to the foregoing effect.

        (b) No litigation or proceeding shall be pending against CNC or any of its Subsidiaries brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated thereby.

        (c) RNB shall have received the opinion of Richard H. Sheehan, General Counsel to CNC, in form and substance reasonably satisfactory to RNB, to the effect that (i) this Agreement has been duly authorized, executed and delivered by CNC and constitutes the valid and legally binding obligation of CNC enforceable in accordance with its terms, subject to customary exceptions, (ii) the shares of CNC Common Stock issued as consideration in the Merger have been duly authorized, validly issued, fully paid and non-assessable, and (iii) the S-4 has been declared effective by the SEC.

        (d) RNB shall have received the opinion of Munger, Tolles & Olson, special counsel to CNC, no later than thirty (30) days from the date hereof, in form and substance reasonably satisfactory to RNB, and confirmed immediately prior to the Effective Time by such counsel, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time and which assumptions may include the fact that the terms of the Merger, including the Exchange Ratio and the Per Share Cash Consideration, were negotiated by independent parties dealing at arm's length, and that the value of the consideration to be received by each RNB shareholder in the Merger will be approximately equal to the fair market value of the RNB shares exchanged by such shareholder, that (i) the Merger will qualify as a reorganization under Section 368 of the Code; (ii) CNC, CNB and RNB will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by holders of RNB Common Stock to the extent that they receive solely shares of CNC Common Stock solely in exchange for shares of RNB Common Stock; (iv) the gain, if any, to be realized by holders of RNB Common Stock who exchange their RNB Common Stock for CNC Common Stock and cash will be the excess of
    (A) the amount of cash received plus the fair market value at the Effective Time of the CNC Common Stock received over (B) the basis of the RNB Common Stock surrendered in the exchange, and such gain will be recognized on the exchange to the extent of the cash received; (v) the basis of the shares of CNC Common Stock to be received by holders of RNB Common Stock will be the same as the basis of the RNB Common Stock surrendered in exchange therefor, adjusted as provided in Section 358(a) of the Code in the event any cash is received; and (vi) the holding period of CNC Common Stock to be received by holders of RNB Common Stock will include the holding period of the RNB Common Stock surrendered in exchange therefor, provided that the holders of RNB Common Stock held such stock as a capital asset.

        (e) RNB shall have received an updated fairness opinion of Alex. Brown & Sons Incorporated within five (5) days prior to the mailing of the Proxy Statement/Prospectus to the shareholders of RNB confirming that the consideration to be paid to the RNB shareholders in the Merger is fair from a financial point of view to such shareholders.

        (f) Between the date of this Agreement and the Effective Time there shall not have occurred any event related to the business condition (financial or otherwise), prospects, operations or properties of CNC and its Subsidiaries that has had a Material Adverse Effect on CNC.

                                  ARTICLE VIII
                                  TERMINATION

    SECTION 8.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time:

        (a) by the mutual agreement of RNB and CNC, if the board of directors, or duly authorized committee thereof, or duly authorized officers, of each so determines;

        (b) by CNC or RNB in the event of a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein, which is not cured within 30 days after written notice of such breach is given to the party committing such breach by the other party;

        (c) by CNC or RNB by written notice to the other party if either (i) any approval, consent or waiver of a Governmental Authority required to permit consummation of the Merger shall have been denied or (ii) any Governmental Authority or court shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the Merger;

        (d) by CNC or RNB in the event that the Merger is not consummated by June 30, 1997, unless the failure to so consummate by such time is due to the breach of any covenant or obligation contained in this Agreement by the party seeking to terminate;

        (e) by CNC or RNB if any approval of the stockholders of RNB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournments or postponement thereof;

        (f) by CNC if the Board of Directors of RNB shall have withdrawn, modified or changed in a manner adverse to CNC its approval or recommendation of this Agreement and the Merger;

        (g) by RNB, if both (a) the Final CNC Stock Price is less than $13.50; and (b) the number obtained by dividing the Final CNC Stock Price by $17.75 is more than 15% less than the number obtained by dividing the average Index Price for the Determination Period by the Index Price on October 10, 1996. The "Index Price" shall be the average closing price of the banks and bank holding companies included in the Standard & Poor's Bank Index.

        (h) by CNC, if (i) RNB shall have exercised a right specified in the proviso set forth in Section 4.2(w) with respect to any Takeover Proposal and shall, directly or through agents or representatives, continue discussions with any third party concerning such Takeover Proposal for more than 10 Business Days after the date of receipt of such Takeover Proposal; or (ii) a Takeover Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to RNB which contains a proposal as to price (without regard to the specificity of such price proposal) and RNB shall not have rejected such proposal within 10 Business Days of its receipt or the date its existence first becomes publicly disclosed, if earlier.

    SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either CNC or RNB, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall (i) be without prejudice to the rights of any party hereto arising out of the willful breach by any party of any covenant or willful misrepresentation contained in this Agreement (ii) not affect Sections 6.4(d),
6.13 and 9.12 hereof which shall survive such termination and (iii) not affect any provision of this Agreement which expressly survives the termination of this Agreement. The Stock Option Agreement shall be governed by its own terms as to termination.

                                   ARTICLE IX
                                 OTHER MATTERS

    SECTION 9.1 CERTAIN DEFINITIONS; INTERPRETATIONS. As used in this Agreement, the following terms shall have the meanings indicated:

    "ACTUAL KNOWLEDGE" shall mean facts and other information which as of the date of this Agreement any senior vice president, chief financial officer, controller (and, after the date of this Agreement, shall also include any Vice President), and any officer senior to any of the foregoing of a party actually knows.

    "ALLL" shall mean the allowance for loan and lease losses, as determined in accordance with GAAP and RAP.

    "BENEFICIAL OWNER" shall have the meaning ascribed thereto in Section 13d-e of the 1934 Act.

    "BURDENSOME CONDITION" shall mean any condition or requirement included in any required regulatory approval, consent or waivers of Government Authorities which imposes any condition or restriction on CNC or CNB, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which in the good faith judgment of CNC would be materially burdensome in the context of the transactions contemplated by this Agreement.

    "BUSINESS DAY" shall mean any day other than a Saturday, Sunday, national holiday or any other day on which national banks operating in California are permitted or required to close.

    "CONTROL" shall, except as otherwise provided herein, have the meaning ascribed thereto in Section 2(a) of the BHCA.

    "KNOWLEDGE" or "BEST KNOWLEDGE" shall mean facts and other information which as of the date of this Agreement any senior vice president, chief financial officer, superior officer, controller (and, after the date of this Agreement, shall also include any Vice President), and any officer superior to any of the foregoing of a party knows as a result of the performance of his or her duties, or that such an officer of a bank or bank holding company similar to such party with similar duties reasonably should know in the normal course of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances.

    "MATERIAL" means material to CNC or RNB (as the case may be), and its respective Subsidiaries, taken as a whole.

    "MATERIAL ADVERSE EFFECT", with respect to a person, means a material adverse effect upon (a) business, financial condition, operations, or prospects of such person and its Subsidiaries, taken as a whole, or (b) the ability of such person to timely perform its obligations under, and to timely consummate the transactions contemplated by this Agreement.

    "PERSON" includes an individual, corporation, partnership, association, trust, limited liability company or partnership or unincorporated organization.

    "RAP" shall mean regulatory accounting principles, if any, applicable to a particular person.

    "SUBSIDIARY", with respect to a person, means any other person the stock or equity of which is more than 50% owned by such person.

    "TAXES" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, or assessments in the nature of taxes, of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    The table of contents and headings contained in this Agreement offer ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term, the singular.

    SECTION 9.2  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS. Except for Articles II and III and Sections 2.4, 4.2(h), 5.2(b), 5.2(o), 5.2(p), 6.4(d), 6.5, 6.18, and 6.19, none of the respective representations, warranties, obligations, covenants, and agreements of the parties shall survive the Effective Time.

    SECTION 9.3 WAIVER AND MODIFICATION. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or by both parties or (b) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto, approved by their respective boards of directors, provided however that any amendment which reduces the amount or changes the form of the consideration to be delivered to the RNB

Shareholders in the Merger shall not be valid after the Agreement is approved by the stockholders of RNB without any subsequent approval by the stockholders of RNB.

    SECTION 9.4 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

    SECTION 9.5 GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware (however, not to the exclusion of any applicable Federal law), without regard to Delaware statutes or judicial decisions regarding choice of law questions. The prevailing party shall be entitled to recover all reasonable costs and expenses, including attorneys' fees, or charges and disbursements incurred in connection with such suit.

    SECTION 9.6 NOTICES. All notices, requests, acknowledgements and other communications hereunder (collectively, "NOTICES") to a party shall be in writing and delivered by hand, federal express (or other reputable overnight delivery service), telecopy, registered mail or certified mail to such party at its address set forth below or to such other address as such party may specify by notice to the other party hereto. All Notices given by telecopy shall be deemed to have been given upon receipt of confirmation by the sender of such Notice; all other Notices shall be deemed to have been given when received.

    If to RNB to:

       Riverside National Bank
       3484 Central Avenue
       Riverside, California 92506

       Telecopy: (909) 686-0135

       Attention: James A. Robinson

       with a copy to:

       James R. Walther, Esq.
       Mayer Brown & Platt
       350 South Grand Avenue, 25th Floor
       Los Angeles, California 90071

       Telecopy: (213) 625-0248

       If to CNC or CNB, to:

       City National Corporation
       400 North Roxbury Drive
       Beverly Hills, California 90210-5021

       Telecopy: (310) 888-6704

       Attention: Frank P. Pekny

       with copies to:

       Richard H. Sheehan
       General Counsel
       City National Corporation
       400 North Roxbury Drive
       Beverly Hills, California 90210-5021

       Telecopy: (310) 888-6232

    and

       William L. Cathey, Esq.
       Munger, Tolles & Olson
       355 South Grand Avenue, 35th Floor
       Los Angeles, California 90071

       Telecopy: (213) 687-3702

    SECTION 9.7 ENTIRE AGREEMENT. Except for the agreements entered into as of this date or contemplated by this Agreement, the Stock Option Agreement, the Shareholders' Agreement and the Confidentiality Agreement between CNC and RNB dated August 2, 1996, this Agreement (including the Disclosure Schedule attached hereto and incorporated herein) represents the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

    SECTION 9.8 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

    SECTION 9.9 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

    SECTION 9.10 NO THIRD PARTY BENEFICIARIES. Except with respect to Sections 2.4, 6.5 and 6.19 which are intended to benefit the officers and employees of RNB and its Subsidiaries, this Agreement is made solely for the benefit of the parties to this Agreement and their respective successors and permitted assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

    SECTION 9.11 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the U.S. or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    SECTION 9.12 EXPENSES. Subject to Section 7.2(d) hereof, and except as otherwise provided herein, each party hereto shall pay its own costs and expenses incurred in connection with the Merger, including, without limitation, attorneys' fees, charges and disbursements and filing or other fees payable in connection with all applications, notifications and report forms and notices to be filed with any Governmental Authority pursuant to the terms of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

RIVERSIDE NATIONAL BANK                CITY NATIONAL CORPORATION

By:      /s/ JAMES A. ROBINSON         By:       /s/ RUSSELL GOLDSMITH
     ------------------------------        ------------------------------------
     PRESIDENT AND CHIEF EXECUTIVE          VICE CHAIRMAN AND CHIEF EXECUTIVE
                OFFICER                                 OFFICER

                                       CITY NATIONAL BANK

                                       By:       /s/ RUSSELL GOLDSMITH
                                           ------------------------------------
                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                  EXHIBIT 2.2

                             STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT, dated as of October 15, 1996 (the "AGREEMENT"), is made and entered into by and between City National Corporation, a Delaware corporation ("CNC"), and Riverside National Bank, a California corporation ("RNB").

    WHEREAS, CNC, City National Bank ("CNB") and RNB are concurrently herewith entering into an Agreement and Plan of Merger with respect to a business combination of CNB and RNB (the "MERGER AGREEMENT"); and

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, CNC has requested that RNB agree, and in order to induce CNC to enter into the Merger Agreement, RNB has agreed, to grant an option to CNC to purchase certain shares of common stock, $1.25 par value, of RNB (the "RNB COMMON STOCK");

    NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound, the parties hereto agree as follows:

    1. GRANT OF OPTION. RNB hereby grants to CNC an irrevocable option (the "OPTION") to purchase, subject to the terms hereof, up to 421,778 fully paid and nonassessable shares (the "OPTION SHARES") of RNB Common Stock, exercisable as set forth herein by payment of the Option Price, as defined in Section 4 hereof. The number of shares of RNB Common Stock that may be received upon the exercise of the Option and the Option Price is subject to adjustment as set forth herein.

    2.  EXERCISE OF OPTION.

    (a) CNC may, subject to the provisions of this Section 2 and subject to the conditions of exercise contained in Section 3 hereof, exercise the Option, in whole or in part, at any time following the occurrence of an Exercise Event, but prior to the Expiration Date (as defined in Section 3 hereof).

    (b) Notwithstanding any other provision of this Agreement to the contrary, in no event shall CNC have a right to purchase under the terms of this Agreement more than the number of Option Shares that has a Spread Value of $2,000,000. In the event that the Spread Value exceeds $2,000,000 at the time CNC wishes to exercise the Option, the number of Option Shares that CNC is entitled to purchase on the date of the Closing (as defined herein) shall be reduced to the extent necessary to reduce the Spread Value following such reduction to an amount equal to or less than $2,000,000.

    3.  CONDITIONS OF EXERCISE; EXPIRATION.

    (a) It shall be a condition to CNC's exercise of the Option that, at the time of such exercise (i) CNC is not in breach in any material respect of any covenant or obligation set forth herein or in the Merger Agreement and (ii) there is not in effect any preliminary or permanent injunction or other order by any court of competent jurisdiction which prevents or restrains the issuance and delivery of the Option Shares.

    (b) The right to exercise any part of the Option not previously exercised shall expire, terminate and be of no further force and effect upon the earliest to occur (such earliest date, the "EXPIRATION DATE") of (i) the Effective Time of the Merger, (ii) the date the Merger Agreement is terminated pursuant to Sections 8.1(a) or (g); (iii) the date the Merger Agreement is terminated by RNB or CNC pursuant to Sections 8.1(b), (c), (d), (e) or (f) if such date is prior to the occurrence of an Exercise Event or Preliminary Acquisition Transaction; or (iv) 18 months following the earliest to occur of (A) the date of any termination of the Merger Agreement other than as described in clauses (ii) and
(iii) of this sentence or (B) the date of the first occurrence of an Exercise Event.

    4.  MANNER OF EXERCISE.

    (a) In the event that CNC wishes to exercise the Option, in whole or in part, CNC shall send a written notice (the date of which being herein referred to as the "NOTICE DATE") to RNB, specifying the number of Option Shares to be purchased and a place and date not earlier than three nor later than ten business days following any such Notice Date for the closing of such purchase (the "CLOSING"); provided that, if prior notification to or approval of the Federal Reserve Board, the Office of the Comptroller of the Currency (the "OCC") or any other regulatory agency is required in connection with such purchase, each party shall cooperate with the other in the filing of the required notice or application for approval and shall expeditiously process the same and use its reasonable best efforts, in good faith, to obtain any required approval; and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.

    (b) At any Closing, CNC will make payment to RNB for the Option Shares so purchased at such date by delivery of immediately available funds to RNB of $14.50 per Option Share (the "OPTION PRICE"). If the Option is exercised in part only, CNC shall also deliver all originally executed copies of this Agreement to RNB at the Closing in exchange for a new agreement duly authorized and executed by RNB identical to this Agreement evidencing the right to purchase the remaining balance of the Option Shares.

    (c) Upon payment of the Option Price, RNB will immediately deliver to CNC a certificate or certificates representing such Option Shares registered in the name of CNC or its assignee or designee.

    (d) Certificates for Option Shares delivered at a Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

           "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and the issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of the issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

    It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if CNC shall have delivered to RNB a copy of a letter from the staff of the Securities and Exchange Commission ("SEC"), or an opinion of counsel, in form and substance reasonably satisfactory to RNB, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    5.  REGISTRATION OF SHARES.

    (a) In the event that the Option has become exercisable in accordance with
Section 2 hereof, then, as promptly as practicable upon CNC's request, but, in any event, within six months from the date of CNC's request, RNB agrees to prepare and file a registration statement ("REGISTRATION EVENT") under the Securities Act, and any applicable state securities laws, with respect to any proposed disposition by CNC of any or all of the Option Shares and to use its best efforts to cause such registration statement to become effective as expeditiously as possible and to keep such registration effective for a period of not less than ninety days, unless, in the written opinion of counsel to RNB, addressed to CNC and which shall be reasonably satisfactory in form and substance to CNC and its counsel, registration is not required for such proposed disposition of the Option Shares. Notwithstanding the foregoing, RNB shall have the right to delay (the "DELAY RIGHT") a Registration Event for a period of up to sixty (60) days in the event it receives a request from CNC to effect a Registration Event if RNB (i) is involved in a material transaction,
(ii) determines, in the good faith exercise of its reasonable business judgment, that such registration and offering could adversely effect or interfere with bona fide material financing plans of RNB or would require disclosure of information, the premature disclosure of which could materially adversely affect RNB or any transaction under active consideration by RNB, or (iii) reasonably requires such delay in order to prepare audited financial statements required to be included in such registration statement. For purposes of this Agreement, the term "material transaction" shall mean a transaction which would require RNB to file a current report on Form 8-K with the SEC. RNB shall have the right to exercise two (2) Delay Rights in any twelve (12) month period. All fees, expenses and charges of any kind or nature whatsoever incurred by RNB in connection with the registration of the Option Shares pursuant to this Section 5 shall be borne and paid by RNB. RNB shall indemnify and hold harmless CNC, its affiliates and its officers, directors, attorneys and agents from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees, charges and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) required to be filed pursuant to this Section 5, other than any losses, claims, damages, liabilities and expenses arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon information furnished to RNB by CNC.

    (b) CNC shall be limited to the benefit of two effective demand registrations as described in Section 5(a) to be requested during the three (3) years following the date of the first Exercise Event, but shall have an unlimited number of so-called "piggyback" registration rights. RNB agrees to enter into a Registration Rights agreement with CNC containing customary terms, including appropriate indemnities, which shall only allow underwriters the ability to cut back the number of shares CNC seeks to have registered on pro rata basis.

    6. REPRESENTATIONS AND WARRANTIES OF RNB. RNB hereby represents and warrants to, and agrees with, CNC as follows:

        (a) AUTHORITY RELATIVE TO THIS AGREEMENT. RNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of RNB and no other corporate proceedings on the part of RNB are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by RNB and, assuming that this Agreement has been duly and validly authorized, executed and delivered by CNC, this Agreement constitutes a valid and binding agreement of RNB, enforceable against RNB in accordance with its terms.

        (b) OPTION SHARES. RNB has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the Expiration Date will have reserved for issuance upon exercise of the Option, 421,778 shares of RNB Common Stock, each of which, upon delivery pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests and not be subject to any preemptive rights. RNB will take all necessary corporate action to authorize and reserve for issuance upon exercise of the Option such additional shares as may be required pursuant to Section 9 hereof. RNB will not take, and will refrain from taking, any action which could reasonably have the effect of preventing or disabling RNB from (i) delivery of the Option Shares to CNC upon exercise of the Option or (ii) from otherwise performing its obligations under this Agreement.

        (c) CONFLICTING INSTRUMENTS; CONSENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the Articles of Association or Bylaws of RNB, or of any material agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to RNB. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, and regulations of the Federal Reserve Board and the OCC, is required of RNB in connection with the execution and delivery by RNB of this Agreement or the consummation by RNB of the transactions contemplated hereby.

        (d) NOTICE. RNB shall give notice to CNC promptly, but in any event within two business days, of RNB's first obtaining knowledge of any Exercise Event or Repurchase Event.

    7. REPRESENTATIONS AND WARRANTIES OF CNC. CNC hereby represents and warrants to RNB as follows:

        (a) AUTHORITY RELATIVE TO THIS AGREEMENT. CNC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CNC and no other corporate proceedings on the part of CNC are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by CNC and, assuming this Agreement has been duly and validly authorized, executed and delivered by RNB, this Agreement constitutes a valid and binding agreement of CNC, enforceable against CNC in accordance with its terms.

        (b) NO DISTRIBUTION. CNC will acquire the Option Shares issued upon exercise of the Option for its own account, without a view toward the distribution thereof, and will not sell such Option Shares unless such sale is registered under the Securities Act or unless an exemption from such registration is available.

    8. NOTIFICATION OF RECORD DATE; POSTPONEMENT OF MEETING. At any time during the period that this Option may become exercisable by CNC, RNB shall give CNC thirty business days' (or such shorter time as is possible under the circumstances) prior written notice of any record date, for determining the holders of record of RNB Common Stock entitled to vote on any matter, to receive any dividend or distribution, or to receive any other benefit or right, or for any other purpose that a record date is taken or declared with respect to the RNB Common Stock. In the event that CNC, in accordance with this Agreement, elects to exercise the Option granted hereunder by delivery of the notice required pursuant to Section 4 after the record date set by RNB for any shareholders' meeting, then RNB shall, upon request by CNC, cancel the scheduled meeting and its related record date and reschedule it for a later date; provided, however, that the record date for such rescheduled meeting shall be a date that is not fewer than ten nor more than thirty business days after the cancellation of the originally scheduled shareholders' meeting.

    9.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

    (a) In the event of any dividend, stock split, split-up, recapitalization, reclassification, combination, exchange of shares or similar transaction or event with respect to the RNB Common Stock, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that CNC shall receive, upon exercise of the Option, the number and class of shares or other securities or property that CNC would have received in respect of RNB Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any shares of RNB Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 9(a)), the number of shares of RNB Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of RNB Common Stock previously issued to CNC pursuant hereto, equals 19.9% of the number of shares of RNB Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to this Option.

    (b) In the event that RNB shall, prior to the Expiration Date, enter in an agreement: (i) to consolidate with or merge into any person, other than CNC or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than CNC or one of its Subsidiaries, to merge into RNB and RNB shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of RNB Common Stock shall be changed into or exchanged for stock or other securities of RNB or any other person or cash or any other property or the outstanding shares of RNB Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than CNC or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "SUBSTITUTE OPTION"), at the election of CNC, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), RNB (in each case, such person being referred to as the "SUBSTITUTE OPTION ISSUER").

    (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal or regulatory reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to CNC. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the RNB Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "SUBSTITUTE OPTION PRICE") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of the RNB Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

    (e) The following terms have the meanings indicated:

        (i) "ACQUIRING CORPORATION" shall mean (x) the continuing or surviving corporation of a consolidation or merger with RNB (if other than RNB), (y) RNB in a merger in which RNB is the continuing or surviving person, and (z) the transferee of all or any substantial part of RNB's assets (or the assets of its Subsidiaries).

        (ii) "SUBSTITUTE COMMON STOCK" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

       (iii) "ASSIGNED VALUE" shall mean the highest of (x) the price per share of the RNB Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than CNC or its Subsidiaries or affiliates), (y) the price per share of the RNB Common Stock to be paid by any person (other than CNC or its Subsidiaries or affiliates) pursuant to an agreement with RNB, and (z) the highest closing sale price per share of RNB Common Stock quoted on the Nasdaq National Market (or if RNB Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by
    CNC) within the six-month
    period immediately preceding the agreement; provided, that in the event of a sale of less than all of RNB's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of RNB as determined in good faith by a nationally recognized investment banking firm selected by CNC and reasonably acceptable to RNB, divided by the number of shares of the RNB Common Stock outstanding at the time of such sale. In the event that an Exchange Offer is made for the RNB Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the RNB Common Stock shall be determined in good faith by a nationally recognized investment banking firm mutually selected by CNC and RNB (or if applicable, Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by CNC.

        (iv) "AVERAGE PRICE" shall mean the average closing price of a share of the Substitute Common Stock for the one-year period immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale, provided that if RNB is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by RNB, the person merging into RNB or by any company which controls or is controlled by such merging person, as CNC may elect.

    (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to CNC equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by CNC.

    (g) RNB shall not enter into any transaction described in subsection (b) of this Section 9 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of RNB hereunder and take all other actions that may be necessary so that the provisions of this
Section 9 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

    10.  REPURCHASE AT THE OPTION OF CNC.

    (a) At the written request of CNC at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 10(d)), RNB shall repurchase from CNC the Option and, to the extent permitted by applicable law, all shares of RNB Common Stock purchased by CNC pursuant hereto with respect to which CNC then has Beneficial Ownership. The date on which CNC exercises its rights under this Section 10 is referred to as the "REQUEST DATE", and the Request Date must be no later than 12 months after the first occurrence of a Repurchase Event. Such repurchase shall be at an aggregate price (the "REPURCHASE CONSIDERATION") equal to the sum of:

        (i) the aggregate Option Price paid by CNC for any shares of RNB Common Stock acquired pursuant to the Option with respect to which CNC then has Beneficial Ownership;

        (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of RNB Common Stock over (y) the Option Price (subject to adjustment pursuant to Section 9), multiplied by the number of shares of RNB Common Stock with respect to which the Option has not been exercised; and

       (iii) the excess, if any, of the Applicable Price over the Option Price (subject to adjustment pursuant to Section 9) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing has not occurred, payable) by CNC for each share of RNB Common Stock with respect to which the Option has been exercised and with respect to which CNC then has Beneficial Ownership, multiplied by the number of such shares; provided, that the amount calculated pursuant to clause (ii) and
    (iii) of this Section 10(a) shall not exceed $2,000,000.

    (b) If CNC exercises its rights under this Section 10, RNB shall, within ten business days after the Request Date, pay the Repurchase Consideration to CNC in immediately available funds, and contemporaneously with such payment CNC shall surrender to RNB the Option and the certificates evidencing the shares of RNB Common Stock purchased thereunder with respect to which CNC then has Beneficial Ownership, and CNC shall represent and warrant that it has sole record and Beneficial Ownership of such shares, that it has not granted any rights to purchase or otherwise acquire such shares to any person, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve Board, the OCC or other regulatory authority is required in connection with the payment of all or any portion of the Repurchase Consideration, CNC shall have the ongoing option to revoke its request for repurchase pursuant to this Section 10, in whole or in part, or to require that RNB deliver from time to time that portion of the Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Federal Reserve Board, the OCC or any other regulatory authority disapproves of any part of RNB's proposed repurchase pursuant to this Section 10, RNB shall promptly give notice of such fact to CNC. If the Federal Reserve Board, the OCC or other regulatory agency prohibits the repurchase in part but not in whole, then CNC shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by the Federal Reserve Board, the OCC or other regulatory agency, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and CNC shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 10(a)(ii) and the number of shares covered by the portion of the Option (if any) that has previously been repurchased. CNC shall notify RNB of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

    Notwithstanding anything herein to the contrary, all of CNC's rights with respect to any unexercised Options under this Section 10 shall terminate on the Expiration Date.

    (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of RNB Common Stock paid for any such share by the person or groups described in Section 10(d)(i), (ii) the price per share of RNB Common Stock received by holders of RNB Common Stock in connection with any merger or other business combination transaction described in Section 9(b)(i), (ii) or (iii) or (iii) the highest closing sales price per share of RNB Common Stock quoted on the Nasdaq National Market (or if RNB Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by CNC) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of RNB's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of RNB as determined in good faith by an independent national recognized investment banking firm selected by CNC and reasonably acceptable to RNB (which determination shall be conclusive for all purposes of this Agreement), divided by the number of shares of the RNB Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by CNC and reasonably acceptable to RNB, which determination shall be conclusive for all purposes of this Agreement.

    (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than CNC or any Subsidiary or affiliate of CNC) shall have acquired Beneficial Ownership, or the right to acquire Beneficial Ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which Beneficially Owns or has the right to acquire Beneficial Ownership, of 50% or more of the then-outstanding shares of RNB Common Stock, (ii) any of the transactions described in Section 9(b)(i), 9(b)(ii) or 9(b)(iii) shall be consummated, or (iii) following an Exercise Event, CNC receives official notice that an approval of the Federal Reserve Board or any other regulatory authority required for the exercise of the Option and purchase of the Option Shares will not be issued or granted.

    11.  DEFINITIONAL MATTERS.

    (a) Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

    (b) The following definitions shall have the meanings set forth herein.

    "ACQUISITION TRANSACTION" shall mean:

        (i) a merger, consolidation or similar transaction involving RNB or any of its Subsidiaries (other than internal transactions solely involving RNB and any of its wholly owned Subsidiaries);

        (ii) except as expressly permitted by the Merger Agreement, the disposition, by sale, lease, exchange or otherwise, of assets of RNB or any of its Subsidiaries representing 50% or more of the consolidated assets of RNB and its Subsidiaries;

       (iii) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of RNB or any of its Subsidiaries; or

        (iv) the acquisition by any person or group of persons (other than by CNC or any of its Subsidiaries or affiliates) of Beneficial Ownership of, or the right to acquire beneficial ownership of, 20% or more of the then-outstanding shares of RNB Common Stock.

    "PRELIMINARY ACQUISITION TRANSACTION" shall mean:

        (i) the commencement (as such term is defined in Rule 14d-2 promulgated under the Exchange Act) by any person (other than CNC or any Subsidiary or affiliate of CNC) of, or the filing by any person (other than CNC or any Subsidiary or affiliate of CNC) of a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of RNB Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then-outstanding shares of RNB Common Stock (such an offer being referred to herein as a "TENDER OFFER" or an "EXCHANGE OFFER," respectively); or

        (ii) the shareholders of RNB shall have voted and failed to approve the Merger and the Merger Agreement at any meeting of such shareholders which has been held for that purpose or any adjournment or postponement thereof, the failure of such a shareholder meeting to occur prior to termination of the Merger Agreement, or the withdrawal or modification of the recommendation of RNB's Board of Directors of the Merger and/or the Merger Agreement that the shareholders of RNB approve the Merger and Merger Agreement, in each case, after there shall have been a public announcement that any person (other than CNC or any Subsidiary of or affiliate CNC) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under the Bank Holding Company Act of 1956, as amended, the Bank Merger Act, the Change in Bank Control Act of 1978, or any other federal or state banking law or regulation, for approval to engage in an Acquisition Transaction.

    "BENEFICIAL OWNERSHIP" or "BENEFICIALLY OWNS" shall be defined by, or have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

    "EXERCISE EVENT" means the (i) occurrence of an Acquisition Transaction;
(ii) the public authorization, recommendation or endorsement by RNB of an Acquisition Transaction; (iii) a public announcement by RNB of an intention to authorize, recommend or announce an Acquisition Transaction described in paragraphs (i) (ii) or (iii) of the definition of Acquisition Transaction; (iv) the entering into by RNB of any agreement with any person or group of persons to effect an Acquisition Transaction; or (v) the termination by RNB of the Merger Agreement pursuant to Section 8.1(i) thereof.

    "PERSON" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

    "SPREAD VALUE" shall mean the difference between (i) the product of (1) the sum of the total number of Option Shares CNC (x) intends to purchase at a Closing pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option, and (2) the closing price of RNB Common Stock as quoted on the Nasdaq National Market on the last trading day immediately preceding the Closing Date, and (ii) the product of (1) the total number of Option Shares CNC (x) intends to purchase on the day of the Closing pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option and (2) the applicable Option Price of such Option Shares.

    12. CONSENTS. Each of the parties hereto will use its best efforts to consummate and make effective the transactions contemplated by this Agreement.

    13. FURTHER ASSURANCES. RNB and CNC will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

    14.  ENTIRE AGREEMENT; ASSIGNMENT.  This Agreement and the Merger Agreement
(a) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto and (c) shall not, without the express written consent of the other party hereto, be assigned by operation of law or otherwise; provided, however, that CNC may assign its rights and obligations to any wholly owned Subsidiary of CNC, but such assignment shall not relieve CNC of its obligations hereunder if such assignee does not perform such obligations.

    15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement or of any provision of the Merger Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

    16. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

                                          If to CNC:

                                          City National Corporation
                                          400 North Roxbury Drive
                                          Beverly Hills, California 90210-5021

                                          Telecopy No. (310) 888-6704
                                          Attention: Frank P. Pekny

                                          with a copy to:

                                          City National Corporation
                                          400 North Roxbury Drive
                                          Beverly Hills, California 90210-5021

                                          Telecopy No. (310) 888-6232
                                          Attention: Richard H. Sheehan, Esq.

                                          If to RNB:

                                          Riverside National Bank
                                          3484 Central Avenue
                                          Riverside, California 92506

                                          Telecopy No. (909) 686-0135
                                          Attention: James A. Robinson

                                          With a copy to:
                                          Mayer Brown & Platt
                                          350 South Grand Avenue, 25th Floor
                                          Los Angeles, California 90071

                                          Telecopy No. (213) 625-0248
                                          Attention: James R. Walther, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

    17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    18. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    19. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person or any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    20. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. EXPENSES. Except as set forth in Section 5 hereof, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

                                CITY NATIONAL CORPORATION
                                a Delaware corporation

                                By:            /s/  RUSSELL GOLDSMITH
                                     ------------------------------------------

                                RIVERSIDE NATIONAL BANK
                                a national banking association

                                By:            /s/  JAMES A. ROBINSON
                                     ------------------------------------------

                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
October 16, 1996



CONTACT:  Financial:                         Media:
          Frank Pekny                        J.A. Dunnigan
          City National                      City National Bank
          (310)888-6700                      (310)888-6636

          James Robinson                     Melissa Robinson
          Riverside National Bank            Golin/Harris
          (909)276-8921                      (213)623-4200


                    CITY NATIONAL EXPANDS INTO INLAND EMPIRE
                    ----------------------------------------
         RIVERSIDE NATIONAL BANK TO MERGE INTO CITY NATIONAL CORPORATION
         ---------------------------------------------------------------

     BEVERLY HILLS, CALIFORNIA -- City National Corporation and Riverside National Bank today announced that they have signed a definitive agreement in which Riverside National Bank will be merged into City National Bank in a transaction totaling $39 million. Riverside National Bank shareholders will receive, at their election, cash, stock or a combination thereof valued at $18 per share, with a minimum of approximately 48 percent and a maximum of 60 percent stock in the aggregate. City National Corporation will use previously repurchased shares as well as an additional 400,000 shares authorized by its board of directors to be repurchased in the near future for the stock portion of the transaction. The purchase price of $18 represents a multiple of 1.8 times Riverside National's June 30, 1996 book value. The agreement, which was unanimously approved by the board of directors of both companies, is subject to approval by regulatory authorities and the shareholders of Riverside National Bank.

     The merger marks City National's second strategic move this year into a new market area of Southern California, building upon its leadership role as the largest independent bank headquartered in Southern California. Riverside National Bank, the largest commercial bank headquartered in Riverside County, has four branches with 130 employees and approximately $242 million in assets as of June 30, 1996. The transaction is expected to be completed during the first quarter of 1997 and to be accretive to City National's 1997 earnings.

                                     (More)

City National Bank Merger
2-2-2-2

     "We are very pleased that Riverside National Bank, the leading independent bank in Riverside County, has chosen to become a part of City National Bank." said Russell Goldsmith, chief executive officer of City National Bank. "This step by City National fulfills our strategic objective to participate in the dynamic economic growth of the Inland Empire. It will also facilitate our ability to provide successful individuals and businesses with premiere banking throughout Southern California from Ventura to the Mexican border and now east from Los Angeles and Orange counties into the Inland Empire."

     "This transaction is a positive move for Riverside National customers and shareholders as well as the community in general," said James Robinson, president and chief executive officer of Riverside National Bank. "City National and Riverside National make the perfect team as the two banks share a similar vision, business approach and customer profile. Furthermore, Riverside National Bank customers will now benefit from City National's significantly larger lines of credit and a broader array of banking products including international services, cash management, SBA, and trust and investment services."

     Riverside National Bank is Riverside's oldest locally owned bank. The company's stock is traded on the NASDAQ system under the symbol RNRC.

     City National Corporation's (NYSE:CYN) principal subsidiary is City National Bank, the largest independent bank headquartered in Southern California. A federally chartered $3.9 billion commercial bank, City National has 23 offices throughout Los Angeles, Orange and San Diego counties. Ten new offices and an expansion into Ventura and Riverside counties will be added with the pending mergers of Ventura County National Bancorp and Riverside National Bank into City National Bank. For more information about City National, please call our Fax-On-Demand Information Service. The 24-hour toll-free number is 1-800-873-5293.

                                      # # #

EDITOR'S NOTE: A MEDIA CONFERENCE CALL REGARDING THIS ANNOUNCEMENT WILL BE HELD TODAY, OCTOBER 16, AT 11:00 A.M. PACIFIC TIME. TO PARTICIPATE PLEASE CALL 1-800-553-0327.